PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 25, 1998)

                                       uv

                                 $1,438,800,000

                        UNION OIL COMPANY OF CALIFORNIA

                          MEDIUM-TERM NOTES, SERIES C

      PAYMENT OF PRINCIPAL, INTEREST AND PREMIUM, IF ANY, IS GUARANTEED BY
                               UNOCAL CORPORATION

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------

    UNION OIL COMPANY OF CALIFORNIA (THE "COMPANY") MAY OFFER FROM TIME TO TIME ITS MEDIUM-TERM NOTES, SERIES C (THE "NOTES"), PURSUANT TO THIS PROSPECTUS SUPPLEMENT IN AN AGGREGATE PRINCIPAL AMOUNT OF UP TO $1,438,800,000 OR THE EQUIVALENT THEREOF IN OTHER CURRENCIES, SUBJECT TO POSSIBLE REDUCTION AS A RESULT OF THE SALE OF OTHER SECURITIES. THE PARTICULAR TERMS OF EACH NOTE WILL BE SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT TO THIS PROSPECTUS SUPPLEMENT (THE "PRICING SUPPLEMENT") AND MAY VARY FROM THOSE SET FORTH HEREIN. THE INTEREST PAYMENT DATES FOR FIXED RATE NOTES WILL BE JANUARY 31 AND JULY 31 OF EACH YEAR AND ANY REDEMPTION DATE, ANY REPAYMENT DATE AND THE STATED MATURITY. INTEREST PAYMENT DATES FOR FLOATING RATE NOTES WILL BE SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT. EACH NOTE WILL MATURE ON A BUSINESS DAY NINE MONTHS OR MORE FROM THE DATE OF ISSUE (THE "STATED MATURITY"), AS SET FORTH ON THE FACE OF SUCH NOTE, AND MAY BE SUBJECT TO REDEMPTION PRIOR TO THE STATED MATURITY, OR OBLIGATE THE COMPANY TO REDEEM OR PURCHASE THE NOTE AT THE OPTION OF THE HOLDER THEREOF, IN EACH CASE AS SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT. UNLESS OTHERWISE SPECIFIED, THE NOTES WILL BE ISSUED IN DENOMINATIONS OF U.S. $1,000 AND INTEGRAL MULTIPLES OF U.S. $1,000 IN EXCESS THEREOF. NOTES MAY BE ISSUED AS INDEXED NOTES (AN "INDEXED NOTE") THE PRINCIPAL AMOUNT OF WHICH, PAYABLE AT THE STATED MATURITY, AND/OR THE INTEREST PAYABLE ON EACH INTEREST PAYMENT DATE AND AT THE STATED MATURITY, IS DETERMINED BY REFERENCE TO CURRENCIES, CURRENCY UNITS, COMMODITY PRICES, FINANCIAL OR NON-FINANCIAL INDICES OR OTHER FACTORS, AS INDICATED IN THE APPLICABLE PRICING SUPPLEMENT. SEE "DESCRIPTION OF THE MEDIUM-TERM NOTES--INDEXED NOTES." A NOTE MAY PAY AMOUNTS IN RESPECT OF PRINCIPAL AND INTEREST OVER THE LIFE OF THE NOTE, ACCORDING TO AN AMORTIZATION SCHEDULE (AN "AMORTIZING NOTE"). THE AUTHORIZED DENOMINATIONS OF NOTES DENOMINATED IN A SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS WILL BE SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT. UNOCAL CORPORATION (THE "GUARANTOR"), THE PARENT COMPANY OF THE COMPANY, WILL GUARANTEE THE PAYMENT OF PRINCIPAL, INTEREST AND PREMIUM, IF ANY, ON THE NOTES. UNLESS OTHERWISE INDICATED, WHEN USED IN THIS PROSPECTUS SUPPLEMENT THE TERM "PRINCIPAL" WILL MEAN PRINCIPAL OF, AND PREMIUM, IF ANY, ON THE NOTES.
    EACH NOTE (A "BOOK-ENTRY NOTE") WILL BE ISSUED ONLY IN FULLY REGISTERED FORM AND WILL BE REPRESENTED BY A GLOBAL SECURITY REGISTERED IN THE NAME OF A NOMINEE OF THE DEPOSITORY TRUST COMPANY, AS DEPOSITARY. BENEFICIAL INTERESTS IN BOOK-ENTRY NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, THE RECORDS MAINTAINED BY THE DEPOSITARY AND ITS PARTICIPANTS. EXCEPT AS DESCRIBED IN "DESCRIPTION OF THE MEDIUM-TERM NOTES-BOOK ENTRY SYSTEM," OWNERS OF BENEFICIAL INTERESTS IN GLOBAL SECURITIES WILL NOT BE ENTITLED TO RECEIVE NOTES IN DEFINITIVE FORM AND WILL NOT BE CONSIDERED THE HOLDERS THEREOF.
    THE INTEREST RATE, OR ANY INTEREST RATE FORMULA, ISSUE PRICE, ANY EARLIEST REDEMPTION DATE, ANY REPAYMENT DATE, STATED MATURITY AND ANY ADDITIONAL INFORMATION FOR EACH NOTE WILL BE ESTABLISHED BY THE COMPANY AT THE DATE OF ISSUANCE OF SUCH NOTE AND WILL BE INDICATED IN THE APPLICABLE PRICING SUPPLEMENT. EACH NOTE, EXCEPT ZERO-COUPON NOTES, WILL BEAR INTEREST AT A FIXED RATE OR AT A RATE OR RATES DETERMINED BY REFERENCE TO THE COMMERCIAL PAPER RATE, THE PRIME RATE, LIBOR, THE TREASURY RATE, THE CD RATE, THE CMT RATE, OR THE FEDERAL FUNDS EFFECTIVE RATE (EACH AS DEFINED HEREIN), AS ADJUSTED BY ANY SPREAD AND/OR SPREAD MULTIPLIER (EACH AS DEFINED HEREIN), APPLICABLE TO SUCH NOTE OR SUCH OTHER INTEREST RATE INDEX AS SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT. ZERO COUPON NOTES WILL NOT BEAR INTEREST PRIOR TO THE STATED MATURITY. INTEREST RATES ARE SUBJECT TO CHANGE BY THE COMPANY FROM TIME TO TIME, BUT NO SUCH CHANGE WILL AFFECT THE INTEREST RATE ON ANY NOTE ALREADY ISSUED OR AS TO WHICH AN OFFER TO PURCHASE HAS BEEN ACCEPTED BY COMPANY.
                       ----------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING
       SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE
        CONTRARY IS A CRIMINAL OFFENSE.

                                                                   AGENTS' COMMISSIONS OR DISCOUNTS
                                       PRICE TO PUBLIC (1)                        (2)
                                 -------------------------------  -----------------------------------
PER NOTE.......................               100%                           .125%--.875%
TOTAL (4)......................          $1,438,800,000                 $1,798,500-$12,589,500


                                   PROCEEDS TO COMPANY (2)(3)
                                 -------------------------------
PER NOTE.......................         99.125%--99.875%
TOTAL (4)......................   $1,426,210,500-$1,437,001,500

------------

  (1) UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT, NOTES WILL BE ISSUED AT 100% OF THEIR PRINCIPAL AMOUNT.

  (2) THE COMPANY AND THE GUARANTOR WILL PAY MORGAN STANLEY & CO. INCORPORATED, CREDIT SUISSE FIRST BOSTON CORPORATION, J.P. MORGAN SECURITIES INC.,
     NATIONSBANC MONTGOMERY SECURITIES LLC OR SALOMON SMITH BARNEY INC. (EACH, AN "AGENT" AND COLLECTIVELY, THE "AGENTS") A COMMISSION RANGING FROM .125% TO .875% OF THE PRINCIPAL AMOUNT OF ANY NOTE (OR, IN THE CASE OF AN ORIGINAL ISSUE DISCOUNT NOTE, THE PURCHASE PRICE THEREOF), DEPENDING ON THE STATED MATURITY UP TO 40 YEARS, SOLD THROUGH SUCH AGENT. THE COMMISSION WITH RESPECT TO A NOTE WITH A STATED MATURITY OF 40 YEARS OR MORE, SOLD THROUGH AN AGENT, WILL BE NEGOTIATED AT THE TIME OF THE SALE. THE COMPANY ALSO MAY SELL NOTES TO ANY AGENT AS PRINCIPAL AT A DISCOUNT FOR RESALE TO ONE OR MORE PURCHASERS AT VARYING PRICES RELATED TO PREVAILING MARKET PRICES AT THE TIME OF RESALE, AS DETERMINED BY SUCH AGENT, OR IF SO AGREED, AT A FIXED PUBLIC OFFERING PRICE. THE COMPANY HAS RESERVED THE RIGHT TO SELL NOTES TO PURCHASERS FROM TIME TO TIME OTHER THAN THROUGH THE AGENTS. THE COMPANY AND THE GUARANTOR HAVE AGREED TO INDEMNIFY THE AGENTS AGAINST CERTAIN LIABILITIES, INCLUDING CERTAIN LIABILITIES UNDER THE SECURITIES ACT OF 1933.

  (3) ASSUMING THE NOTES ARE ISSUED AT 100% OF PRINCIPAL AMOUNT AND BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $650,000.

  (4) IN U.S. DOLLARS, OR THE EQUIVALENT THEREOF IN OTHER CURRENCIES.
                       ----------------------------------

    THE NOTES MAY BE OFFERED BY THE COMPANY THROUGH THE AGENTS, EACH OF WHICH HAS AGREED TO USE REASONABLE EFFORTS TO SOLICIT OFFERS TO PURCHASE THE NOTES. THE COMPANY ALSO MAY SELL NOTES TO ANY AGENT ACTING AS PRINCIPAL FOR RESALE TO ONE OR MORE INVESTORS OR OTHER PURCHASERS AT VARYING PRICES RELATED TO PREVAILING MARKET PRICES AT THE TIME OF RESALE, OR, IF SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT, AT A FIXED PUBLIC OFFERING PRICE, AS DETERMINED BY SUCH AGENT. IN ADDITION, EACH AGENT MAY OFFER NOTES PURCHASED BY IT AS PRINCIPAL TO INVESTORS, OTHER DEALERS OR OTHER PURCHASERS. UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT, ANY NOTE PURCHASED BY AN AGENT AS PRINCIPAL WILL BE PURCHASED AT 100% OF THE PRINCIPAL AMOUNT THEREOF LESS A PERCENTAGE EQUAL TO THE COMMISSION APPLICABLE TO AN AGENCY SALE OF A NOTE WITH AN IDENTICAL STATED MATURITY. THE COMPANY HAS RESERVED THE RIGHT TO SELL NOTES TO PURCHASERS FROM TIME TO TIME OTHER THAN THROUGH THE AGENTS. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE, AND THERE CAN BE NO ASSURANCE THAT THE NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT WILL BE SOLD OR THAT THERE WILL BE A SECONDARY MARKET FOR THE NOTES. THE COMPANY RESERVES THE RIGHT TO WITHDRAW, CANCEL OR MODIFY THE OFFER OR SOLICITATIONS OF OFFERS MADE HEREBY WITHOUT NOTICE. THE COMPANY OR ANY AGENT, IF IT SOLICITS SUCH OFFER, MAY REJECT ANY OFFER TO PURCHASE NOTES, IN WHOLE OR IN PART. SEE "PLAN OF DISTRIBUTION OF THE NOTES."

MORGAN STANLEY DEAN WITTER

       CREDIT SUISSE FIRST BOSTON

                J.P. MORGAN & CO.

                                           NATIONSBANC MONTGOMERY SECURITIES LLC

                                SALOMON SMITH BARNEY
SEPTEMBER 25, 1998

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE GUARANTOR OR BY THE AGENTS. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
                                           PROSPECTUS SUPPLEMENT

Important Currency Exchange Information....................................................................        S-3
Description of the Medium-Term Notes.......................................................................        S-4
United States Tax Considerations...........................................................................       S-19
Foreign Currency Risks.....................................................................................       S-29
Plan of Distribution of the Notes..........................................................................       S-30

                                                PROSPECTUS

Available Information......................................................................................          2
Incorporation of Certain Documents by Reference............................................................          2
Use of Proceeds............................................................................................          3
The Company and Unocal.....................................................................................          3
Historical Condensed Consolidated Selected Financial Information...........................................          4
Description of the Debt Securities.........................................................................          5
Description of the Preferred Stock.........................................................................         18
Description of the Common Stock............................................................................         21
Description of the Warrants................................................................................         23
Limitations on the Issuance of Bearer Securities...........................................................         24
Plan of Distribution.......................................................................................         25
Experts....................................................................................................         26
Legal Matters..............................................................................................         26

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

    Purchasers are required to pay for the Notes in U.S. dollars, and payments of principal and interest on Notes will be made in U.S. dollars, unless otherwise provided in the applicable Pricing Supplement. At the time of any payments with respect to principal or interest, there may be limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made (and subject to any additional procedures that may be required), payment of principal and interest on Notes in a currency other than U.S. dollars (a "Specified Currency") will be made to an account at a bank outside the United States. See "Description of Notes," and "Foreign Currency Risks."

    If the applicable Pricing Supplement provides for payments of principal of and interest on a non-U.S. dollar denominated Note to be made in U.S. dollars or for payments of principal of and interest on a U.S. dollar denominated Note to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be handled by The Chase Manhattan Bank and Trust Company, National Association, in its capacity as Exchange Rate Agent, or such other Exchange Rate Agent identified in the Pricing Supplement. The costs of such conversion will be borne by the holder of the Note through deductions from such payments.

    References herein to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.
                            ------------------------

                      DESCRIPTION OF THE MEDIUM-TERM NOTES

GENERAL

    The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth under the heading "Description of the Debt Securities" in the accompanying Prospectus. Capitalized terms not defined herein have the meanings assigned to such terms in the Prospectus. Each Pricing Supplement to this Prospectus Supplement will specify the terms and conditions of the Note(s) to which it pertains and may vary the terms and conditions from those set forth herein.

    If any Note is not to be denominated in U.S. dollars, the applicable Pricing Supplement will specify the currency or currencies, including composite currencies such as the European Currency Unit (the "ECU") in which the principal and interest with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination, including exchange rates for the Specified Currency as against the U.S. dollar at selected times during the last five years, and any exchange controls affecting such Specified Currency. See "Foreign Currency Risks."

    The Notes constitute a single series for purposes of the Senior Indenture and are limited to an aggregate public offering price of $1,888,800,000 or the equivalent in other currencies, subject to reduction as a result of the sale of other securities pursuant to the registration statement to which the Prospectus relates and subject to increase upon registration of additional amounts of the Notes by the Company in the future.

    Each Note will mature on a business day nine months or more from its date of issue, as selected by the initial purchaser and agreed to by the Company. The Notes will be issuable only in fully registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes constitute senior debt securities of the Company and the Guarantor. The Guarantor will guarantee the payment of principal and interest on the Notes.

    Unless otherwise provided in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars will be issued in denominations of the equivalent of $1,000 (rounded to an integral multiple of such Specified Currency), or any amount in excess thereof which is an integral multiple equivalent to $1,000 of such Specified Currency, as determined by reference to the noon dollar buying rate in New York City for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the Business Day immediately preceding the date of issuance; PROVIDED, HOWEVER, in the case of ECUs, the Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication, on the Business Day immediately preceding the date of issuance.

    Each Note will be issued initially as a Book-Entry Note. See "Book-Entry System."

    Payments of principal and interest payable at the Stated Maturity and at any Redemption Date or Repayment Date on a Note will be made in immediately available funds at the corporate trust office or agency of The Chase Manhattan Bank and Trust Company, National Association (the "Senior Trustee"), in the Borough of Manhattan, the City of New York, provided that the Note is presented to the Senior Trustee in time for the Senior Trustee to make such payments in such funds in accordance with its normal procedures. For other interest payments on Notes of U.S. $10,000,000 or more in principal amount (or the equivalent amount thereof in a Specified Currency other than U.S. dollars as to which the holder thereof is permitted to elect and has elected to receive payments in U.S. dollars) the Holder may elect to have payment made in immediately available funds. Interest payments on Notes of less than U.S. $10,000,000 in principal amount (or the equivalent amount thereof in a Specified Currency other than U.S. dollars as to which the holder thereof is permitted to elect and has elected to receive payments in U.S. dollars) will be made in immediately available funds only if agreed to on a case-by-case basis by the Company and otherwise will be made by check mailed on the Interest Payment Date to the registered holder thereof (which in the case of Book-Entry Notes will be a nominee of the Depositary), except that interest payments made at the Stated Maturity and at any Redemption Date or Repayment Date will be made as described above. With respect to any Note which is no longer a Book-Entry Note, interest payments will not be made in immediately available funds unless written instructions have been presented to the Senior Trustee at least 15 days prior to the Regular Record Date from and after which a holder has elected to receive payments in immediately available funds. The Company or the Guarantor will provide the Senior Trustee with funds available for immediate use for such purpose. The Notes may be presented for registration of transfer or exchange at the corporate trust office or agency of the Senior Trustee, in the Borough of Manhattan, the City of New York.

    Non-U.S. dollar denominated Notes are issuable in registered form only, without coupons. The denominations for particular non-U.S. dollar denominated Notes will be specified in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of non-U.S. dollar denominated Notes will be made in immediately available funds Unless otherwise provided in the applicable Pricing Supplement, all currency and currency unit amounts used and resulting from calculations relating to currencies for a non-U.S. dollar denominated Note will be rounded to the nearest one-hundredth of a unit (with five one-thousandths of a unit being rounded up).

PAYMENT CURRENCY

    If the applicable Pricing Supplement provides for all or a portion of payments of principal and interest on a non-U.S. dollar denominated Note to be made, at the option of the holder of such Note, in U.S. dollars, conversion of the Specified Currency into U.S. dollars will be based on the highest bid quotation in the City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to the holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency unless such Specified Currency is not available due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case the Company will be entitled or obligated to make payments in other currencies as described below. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

    Except as set forth below, if the principal of, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; PROVIDED HOWEVER, that if such Specified Currency is replaced by the Euro (as described under "Special Provisions Relating to Notes Denominated in ECU" below), the payment of principal of or interest on any Note denominated in such currency shall be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community (the "EC"), as amended by the treaty on European Union (as so amended, the "Treaty"). Any payment made under such circumstances in U.S. dollars (or, if applicable, Euro) where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default.

SPECIAL PROVISIONS RELATING TO NOTES DENOMINATED IN ECU

    VALUATION OF THE ECU

    Subject to the provisions under "Payment in a Component Currency" below, the value of the ECU, in which the Notes may be denominated or may be payable, is equal to the value of the ECU that is from time to time used as the unit of account of the EC and which is at the date hereof valued on the basis of specified amounts of the currencies of 12 of the 15 member states of the EC. Under Article 109G of the Treaty, the currency composition of the ECU may not be changed. Other changes to the ECU may be made by the EC in conformity with EC law, in which event the ECU will change accordingly. The Treaty contemplates that European economic and monetary union ("EMU") will occur in three stages. The Treaty provides that the third stage of EMU will start on January 1, 1999, and on that date the value of the ECU as against the currencies of member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right, replacing all or some of the currencies of the 15 member states of the EC (as of the date of this Prospectus Supplement, such currencies include the Austrian shilling, Belgian franc, Danish krone, Dutch guilder, Finnish markka, French franc, German mark, Greek drachma, Irish pound, Italian lira, Luxembourg franc, Portuguese escudo, Spanish peseta, Swedish krona and pound sterling). On June 17, 1997, the Council of the European Union adopted Council Regulation (EC) No. 1103/97, which recites that the name of that currency will be the "Euro" and provides that, in accordance with the Treaty, references to the ECU will be replaced by references to the Euro at the rate of one Euro for one ECU. References in this Prospectus Supplement to the "Euro" are to such new currency adopted pursuant to the Treaty. From the start of the third stage of EMU, all payments in respect of the Notes denominated or payable in ECUs will be payable in Euros at the rate of one Euro for one ECU.

    PAYMENT IN A COMPONENT CURRENCY

    With respect to each due date for the payment of principal of, or interest on, the Notes on or after the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall choose a substitute currency (the "Chosen Currency"), which may be any currency which has, on the last day on which the ECU was used as the unit of account of the EC, a component currency of the ECU or U.S. dollars, in which all payments due on or after that date with respect to the Notes and coupons, if any, shall be made. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of the fourth business day in Brussels prior to the date on which such payment is due.

    On the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall select a Chosen Currency in which all payments with respect to Notes and coupons, if any, having a due date prior thereto but not yet presented for payment are to be made. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of such first business day.

    The equivalent of the ECU in the relevant Chosen Currency as of any date (the "Day of Valuation") shall be determined by, or on behalf of, the Exchange Rate Agent on the following basis. The amounts and components composing the ECU for this purpose (the "Components") shall be the amounts and components that composed the ECU as of the last date on which the ECU was used as the unit of account of the EC. The equivalent of the ECU in the Chosen Currency shall be calculated by, first, aggregating the U.S. dollar equivalents of the Components; and then, in the case of a Chosen Currency other than U.S. dollars, using the rate used for determining the U.S. dollar equivalent of the Components in the Chosen Currency as set forth below, calculating the equivalent in the Chosen Currency of such aggregate amount in U.S. dollars.

    The U.S. dollar equivalent of each of the Components shall be determined by, or on behalf of, the Exchange Rate Agent on the basis of the middle spot delivery quotations prevailing at 2:30 P.M., Brussels time, on the Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in the country of issue of the component currency in question.

    If for any reason no direct quotations are available for a Component as of a Day of Valuation from any of the banks selected for this purpose, in computing the U.S. dollar equivalent of such Component, the Exchange Rate Agent shall (except as provided below) use the most recent direct quotations for such Component obtained by it or on its behalf, provided that such quotations were prevailing in the country of issue not more than two Business Days before such Day of Valuation. If such most recent quotations were so prevailing in the country of issue not more than two Business Days before such Day of Valuation, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2:30 P.M., Brussels time, on such Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in a country other than the country of issue of such component currency. Notwithstanding the foregoing, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of such cross rates if the Company or such agent judges that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated as provided in the first sentence of this paragraph. Unless otherwise specified by the Company, if there is more than one market for dealing in any component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a nonresident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

    Payments in the Chosen Currency will be made at the specified office of a paying agent in the country of the Chosen Currency or, if none, or at the option of the holder, at the specified office of any Paying Agent either by a check drawn on, or by transfer to an account maintained by the holder with, a bank in the principal financial center of the country of the Chosen Currency.

    If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

    All determinations referred to above made by, or on behalf of, the Company or by, or on behalf of, the Exchange Rate Agent shall be at such entity's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes and coupons, if any.

    NOTES DENOMINATED IN THE CURRENCIES OF EC MEMBER STATES

    If, pursuant to the Treaty, all or some of the currencies of the member countries of the EC are replaced by the Euro, the payment of principal of, or interest on, the Notes denominated in such currencies shall be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty.

INTEREST

    GENERAL

    Each Note, except a Zero-Coupon Note, will bear interest from the date of issue or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, set forth therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. The Interest Payment Dates for the Fixed Rate Notes (as defined below) will be January 31 and July 31. Interest will also be paid on any Redemption Date or Repayment Date and the Stated Maturity. The Interest Payment Dates for the Floating Rate Notes are set forth below. Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; PROVIDED, HOWEVER, that interest payable at Stated Maturity or, if applicable, upon redemption or repayment, will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. The "Regular Record Date" with respect to Floating Rate Notes shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day, and the Regular Record Dates with respect to the Fixed Rate Notes shall be the January 15 and July 15 next preceding the January 31 and July 31 Interest Payment Dates. Unless otherwise provided in the applicable Pricing Supplement, the Senior Trustee will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.

    Interest rates, or interest rate formulas, are subject to change by the Company from time to time, but no such change will affect the interest rate or interest rate formula on any Note already issued or as to which an offer to purchase has been accepted by the Company and the Guarantor.

    Each Note, except a Zero-Coupon Note, will bear interest at either (a) a fixed rate or rates (a "Fixed Rate Note") or (b) a variable rate or rates determined by reference to an interest rate formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier (each term as defined below), unless otherwise specified therein. A "Zero Coupon Note" is a Note that provides for the periodic accretion of principal instead of the payment of interest, and that is offered at a discount from the principal amount thereof. A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any interest period. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as applicable to the interest rate for such Note. The term "Business Day" shall mean (a) with respect to any Note, any day which is not a Saturday or Sunday and which, in the City of New York, is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or regulation to close, (b) with respect to any Note that is denominated in a Specified Currency other than U.S. dollars, (i) not a day on which banking institutions are authorized or required by law or regulation to close in the major financial center of the country issuing the Specified Currency (which in the case of the ECU shall be as determined by the ECU Banking Association in Paris), (ii) a day on which banking institutions in such financial center are carrying our transactions in such Specified Currency, and (iii) if the Note is denominated in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system is operating, and (c) with respect to LIBOR Notes only, any such day on which dealings in deposits in the relevant Index Currency are transacted in the London interbank market (a "London Banking Day"). "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

    The applicable Pricing Supplement for a Fixed Rate Note will designate the rate or rates of interest per annum payable on such Fixed Rate Note. The applicable Pricing Supplement for a Floating Rate Note will designate an interest rate basis for such Floating Rate Note. Such basis may be: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (b) the Prime Rate, in which case such Note will be a Prime Rate Note, (c) LIBOR, in which case such Note will be a LIBOR Note, (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note, (e) the Certificate of Deposit Rate ("CD Rate"), in which case such Note will be a CD Rate Note, (f) the CMT Rate ("CMT Rate"), in which case such Note will be a CMT Rate Note, (g) the Federal Funds Effective Rate, in which case such Note will be a Federal Funds Rate Note, or (h) such other interest rate formula as is set forth in the applicable Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note also will specify, if applicable, the Interest Calculation Date, the Initial Interest Rate, the Index Maturity, the Interest Determination Date, the Interest Reset Date (all as defined below), and the maximum or minimum interest rate limitation, applicable to each Floating Rate Note. In addition, the applicable Pricing Supplement will set forth the following terms, if applicable:
Interest Payment Dates, Regular Record Dates, Earliest Redemption Date, Repayment Date, the principal amount, the issue price, the Stated Maturity, and any redemption premium.

    The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. The Interest Reset Date will be, for Floating Rate Notes that reset daily, each Business Day; for Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; for Treasury Rate Notes that reset weekly, the Tuesday of each week (except as set forth in the last sentence of the next succeeding paragraph below); for Floating Rate Notes that reset monthly, the third Wednesday of each month; for Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; for Floating Rate Notes that reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and for Floating Rate Notes that reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; PROVIDED, HOWEVER, that the interest rate in effect from the date of issue to the first Interest Reset Date for a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement). If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be the next day that is a Business Day for such Floating Rate Note, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. "Initial Interest Rate" means the rate at which a Floating Rate Note will bear interest from its Issue Date to the first Interest Reset Date, as indicated in the applicable Pricing Supplement.

    The Interest Determination Date pertaining to an Interest Reset Date for (a) a Commercial Paper Rate Note (the "Commercial Paper Rate Interest Determination Date"), (b) a Prime Rate Note (the "Prime Rate Interest Determination Date"),
(c) a CD Rate Note (the "CD Rate Interest Determination Date"), (d) a CMT Rate Note (the "CMT Rate Interest Determination Date") and (e) a Federal Funds Rate Note (the "Federal Funds Rate Interest Determination Date") will be the second Business Day preceding the Interest Reset Date for such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Rate Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury Bills would normally be auctioned. Treasury Bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date falls on any Interest Reset Date for a

Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

    In addition to any maximum interest rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest is 25% per annum on a simple interest basis. The limit may not apply to Floating Rate Notes in which U.S. $2,500,000 or more has been invested.

    Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and, in each case, at any Redemption Date or Repayment Date and any Stated Maturity. If an Interest Payment Date for any Floating Rate Note would otherwise fall on a day that is not a Business Day (and also a London Banking Day with respect to a LIBOR Note) with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note (and also a London Banking Day with respect to a LIBOR Note) , except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day (and also a London Banking
Day) with respect to such LIBOR Note.

    Interest payments shall be for the amount of interest accrued to, but excluding, the Interest Payment Date. With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if five one hundred-thousandths or more of a percentage point and rounded downwards if less than five one hundred-thousandths of a percentage point, if necessary, to the next higher or lower, as the case may be, one hundred-thousandth of a percentage point (E.G., 9.876546% or .09876546 being rounded to 9.87655% or .0987655, respectively)) for each such day is computed by dividing the interest rate (expressed as a decimal rounded off in the same manner as the interest factor) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes and Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. All dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

    Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

    Unless otherwise specified in the applicable Pricing Supplement, the "Interest Calculation Date", where applicable, pertaining to any Interest Determination Date will be the earlier of (a) the 10th calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day, or (b) the Business Day preceding the applicable Interest Payment Date, Redemption Date, Repayment Date or Stated Maturity, as the case may be.

    FIXED RATE NOTES

    Each Fixed Rate Note will bear interest from the date of issue at the annual rate or rates stated on the face thereof. The Interest Payment Dates for the Fixed Rate Notes will be January 31 and July 31 of each year and any Redemption Date and the Stated Maturity. The Regular Record Dates will be on January 15 and July 15 next preceding the January 31 and July 31 Interest Payment Dates. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    COMMERCIAL PAPER RATE NOTES

    Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Rate Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper--Nonfinancial". In the event that such rate is not published prior to 9:00 A.M. New York City time on the Interest Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 P.M. New York City time on such Interest Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the rate for that Commercial Paper Rate Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean (rounded to the next higher one hundred-thousandth of a percentage point) of the offered rates, as of 11:00 A.M. New York City time, on that Commercial Paper Rate Interest Determination Date, of three leading dealers of commercial paper (which may include one or more of the Agents) in the City of New York selected by the Calculation Agent (after consultation with the Company) for commercial paper of the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will remain the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

    "Money Market Yield" shall: be a yield (expressed as a percentage rounded to the next higher one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

                          D x 360 x 100
Money Market Yield =      ------------
                          360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    PRIME RATE NOTES

    Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the minimum numerical interest rate limitation and the maximum numerical interest rate limitation, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement

    Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Interest Calculation Date pertaining to such Prime Rate Interest Determination Date, the Prime Rate for such Prime Rate Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Rate Interest Determination Date by at least two of the three major money center banks in the City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in the City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U. S. $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; PROVIDED, HOWEVER, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting rates as set forth above, the "Prime Rate" in effect for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which such Prime Rate is being determined shall be the Initial Interest Rate). "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

    LIBOR NOTES

    LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the minimum numerical interest rate limitation and the maximum numerical interest rate limitation, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each LIBOR Interest Determination Date will be determined by the Calculation Agent as follows:

        (i) As of the LIBOR Interest Determination Date, the Calculation Agent will determine (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency for the period of the Index Maturity, each as designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, which appear on the Designated LIBOR Page at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency for the period of the Index Maturity, each as designated in the applicable Pricing Supplement, commencing on the second London Banking Day following such LIBOR Interest Determination Date (or, if pounds sterling is the Index Currency, commencing on such LIBOR Interest

    Determination Date), that appears on the Designated LIBOR Page at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement and calculation of LIBOR is based on the arithmetic mean of the offered rates), or if no rate appears (if the applicable Pricing Supplement specifies either (x) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate or (y) "LIBOR Telerate"), LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

        (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement and calculation of LIBOR is based on the arithmetic mean of the offered rates) or no rate appears (if the applicable Pricing Supplement specifies either (x) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate or (y) "LIBOR Telerate"), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide the Calculation Agent with its offered quotations for deposits in the Index Currency for the period of the specified Index Maturity, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date (or, if pounds sterling is the Index Currency, commencing on such LIBOR Interest Determination Date), to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative of a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such LIBOR Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent (after consultation with the Company) on such LIBOR Interest Determination Date for loans in the Index Currency to leading European banks, for the period of the specified Index Maturity commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date (or, if pounds sterling is the Index Currency, commencing an such LIBOR Interest Determination Date) and in a principal amount of not less than U.S. $1,000,000 (or the equivalent in the Index Currency if the Index Currency is not the U.S. dollar) that is representative of a single transaction in such Index Currency in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting rates as mentioned in this sentence, "LIBOR" for such Interest Reset Period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which LIBOR is being determined shall be the Initial Interest Rate).

    "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

    "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified.

    TREASURY RATE NOTES

    Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the minimum numerical interest rate limitation and the maximum numerical interest rate limitation, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Treasury Rate Interest Determination Date, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury Bills--auction average (investment)" or, if not so published by 9:00 AM., New York City time, on the Interest Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate on such Treasury Rate Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Interest Calculation Date or if no such auction is held on such Treasury Rate Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the "Treasury Rate" for such interest Reset Date will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the Initial Interest Rate).

    CD RATE NOTES

    CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CD Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)." In the event that such rate is not so published by 3:00 P.M., New York City time, on the Interest Calculation Date pertaining to such CD Rate Interest Determination Date, the CD Rate will be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If such rate is neither published in H.15(519) nor in Composite Quotations by 3:00 P.M., New York City time, on such Interest Calculation Date the CD Rate for such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit (which may include one or more of the Agents) in the City of New York selected by the Calculation Agent (after consultation with the Company) for negotiable certificates of deposit of major

United States money center banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in a denomination of U.S. $5,000,000; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate will remain the CD Rate in effect on such CD Rate Interest Determination Date.

    CMT RATE NOTES

    CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CMT Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption " . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the rate for the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Interest Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Interest Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate
formerly displayed on the Designated CMT Telerate Page   and published in the
relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Interest Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (which may include one or more of the Agents) (each, a "Reference Dealer") in the City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent (after consultation with the Company) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the offer prices obtained and neither the highest nor lowest of such quotes will be eliminated; PROVIDED, HOWEVER, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will remain the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

    FEDERAL FUNDS RATE NOTES

    Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Effective Rate" means, with respect to any Federal Funds Rate Interest Determination Date, the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." In the event that such rate is not so published by 9:00 A.M., New York City time, on the Interest Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, the Federal Funds Effective Rate will be the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is neither published in H.15(519) nor in Composite Quotations by 3:00 P.M., New York City time, on such Interest Calculation Date, the Federal Funds Effective Rate for such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates as of 11:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions (which may include one or more of the Agents) in the City of New York selected by the Calculation Agent (after consultation with the Company); PROVIDED, HOWEVER, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Effective Rate will remain the Federal Funds Effective Rate in effect on such Federal Funds Rate Interest Determination Date.

    DISCOUNT NOTES

    The Notes may be issued as Original Issue Discount Notes. An "Original Issue Discount Note" is a Note, including any Zero-Coupon Note, which is issued at a price lower than the amount payable at the Stated Maturity thereof and which provides that upon redemption or acceleration of the Maturity thereof an amount less than the principal amount payable at the Stated Maturity thereof and determined in accordance with the terms thereof shall become due and payable. Original Issue Discount Notes, as well as certain other Notes offered hereunder, may, for United States Federal income tax purposes, be considered

"Discount Notes." The principal United States federal income tax consequences of the ownership of Discount Notes are described under "United States Tax Considerations--Tax Consequences To United Status Holders--Discount Notes" in this Prospectus Supplement. A "Zero Coupon Note" is a Note that does not bear interest prior to the Stated Maturity.

    INDEXED NOTES

    The Notes may be issued, from time to time, as Indexed Notes the principal amount of which, payable at Maturity, and/or the interest on which, payable on each Interest Payment Date and at the Stated Maturity, will be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors, as specified in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at the Stated Maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at the Stated Maturity, a historical comparison of the relative value, rate price of the specified index and the face amount of the Indexed Note and certain additional United States federal tax considerations will be specified in the applicable Pricing Supplement.

    AMORTIZING NOTES

    The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be specified in the applicable Pricing Supplement and set forth on such Notes.

OTHER PROVISIONS; ADDENDA

    Any provision with respect to the determination or calculation of the interest rate or interest rate formula applicable to any Floating Rate Note, the Interest Payment Dates of any Note or any other variable term of a Note to be issued by the Company may be modified by the terms as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof or in an Addendum thereto and in the applicable Pricing Supplement.

BOOK-ENTRY SYSTEM

    Upon issuance, all Book-Entry Notes having the same original issuance date, Interest Payment Dates, Redemption Dates or Repayment Dates, if any, original issue discount provisions, if any, Stated Maturity and, in the case of Fixed Rate Notes, interest rate, or, in the case of Floating Rate Notes, initial interest rate, interest rate formula, Index Maturity, Spread or Spread Multiplier (if any), minimum interest rate limitation (if any), maximum interest rate limitation (if any) and Interest Reset Dates, will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as depositary (the "Depositary"), and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable for Notes in certificated form ("Certificated Notes"), PROVIDED, HOWEVER, that if the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Security or Securities representing Book-Entry Notes. In addition, the Company may at any time and in its sole discretion determine not to have Book-Entry Notes represented by Global Securities, and, in such event, will issue Certificated Notes in exchange for all Global Securities representing such Book-Entry Notes.

    The Depositary has advised the Company and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations (including the Senior Trustee), some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

    A further description of the Depositary's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the attached Prospectus under "Description of the Debt Securities-Global Securities." The Depositary has confirmed to the Company, the Agents and the Senior Trustee that it intends to follow such procedures.

OPTIONAL REDEMPTION

    If applicable, the Pricing Supplement will indicate the terms on which the Notes will be redeemable at the option of the Company. Notice of redemption will be provided by mailing a notice of such redemption to each registered holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears upon the books maintained by the Paying Agent. The Notes, except for Amortizing Notes, will not be subject to any sinking fund.

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASE

    If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be repayable at the option of the holder on a date or dates specified prior to its maturity date and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment, unless such Note was issued with original issue discount, in which case the Pricing Supplement will specify the amount payable upon such repayment.

    In order for such a Note to be repaid, the Paying Agent must receive at least 30 days but not more than 60 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; PROVIDED, HOWEVER, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an authorized denomination.

    Because each Note will initially be represented by a Global Security, the Depositary's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment until such time as any such
Note is no longer represented by a Global Security. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

    The Company may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Senior Trustee for cancellation.

                        UNITED STATES TAX CONSIDERATIONS

    In the opinion of Dennis P.R. Codon, Vice President, Chief Legal Officer and General Counsel of the Company, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the Notes generally applicable to Holders. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly with retroactive effect). Except as specifically set forth herein this summary deals only with Notes purchased on original issuance and held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as insurance companies, dealers in securities or foreign currencies, persons holding the Notes as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, or Holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Persons considering the purchase of the Notes should consult with their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

    The following is a summary of certain United States federal income tax consequences of ownership and disposition of Notes by original purchasers who are United States Holders. As used herein, the term "United States Holder" means a beneficial owner of a Note who or that is a United States person as defined under "Limitations on Bearer Securities" in the Prospectus.

    PAYMENTS OF INTEREST ON THE NOTES

    Interest received on a Note (whether in U.S. dollars or in other than U.S. dollars) that is not a Discount Note (as defined below) will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received, in accordance with the United States Holder's method of accounting for federal income tax purposes.

    Special rules governing the treatment of interest paid with respect to Discount Notes, including Notes that mature one year or less from their date of issuance and Notes issued for an amount less than their stated redemption price at maturity, are described under "Discount Notes" below.

    DISCOUNT NOTES

    The following discussion is a summary of the principal United States federal income tax consequences of the ownership and disposition of Discount Notes (as defined below) by United States Holders. Additional rules applicable to Discount Notes that are denominated in a Specified Currency other than the U.S. dollar, or provide for payments of interest or principal determined by reference to the value of one or more currencies or currency units other than the U.S. dollar, are described under "Foreign Currency Notes" below.

    A Note that has an "issue price" that is less than its "stated redemption price at maturity" will generally be considered to have been issued bearing original issue discount ("OID") for United States federal income tax purposes (a "Discount Note"), unless such difference is less than a specified DE MINIMIS amount. The issue price of a Note issued for cash generally will be the initial offering price to the public at which a substantial amount of Notes is sold. Such issue price does not change even if part of the issue is subsequently sold at a different price. The stated redemption price at maturity of a Note is the total of all payments required to be made under the Note other than "qualified stated interest" payments. The term "qualified stated interest" is defined as stated interest that is unconditionally payable at least annually at a single fixed rate of interest. In addition, qualified stated interest generally includes stated interest with respect to a variable rate debt instrument that is unconditionally payable at least annually at (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualifying floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate. A rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds. A rate is an objective rate if it is determined using a single fixed formula based on objective financial or economic information. A rate is a qualified inverse floating rate if it is equal to a fixed rate minus a qualified floating rate and variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

    No payment of interest on a Note that matures one year or less from its date of issuance will be considered qualified stated interest and accordingly such a Note will be treated as a Discount Note.

    A United States Holder of a Discount Note is required to include qualified stated interest with respect to the Note in income at the time it is received or accrued, in accordance with such holder's method of accounting.

    In addition, United States Holders of Discount Notes that mature more than one year from the date of issuance will be required to include OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income, but such holders will not be required to include separately in income cash payments received on such Notes, even if denominated as interest, to the extent they do not constitute qualified stated interest. The amount of OID includible in income for a taxable year by a United States Holder of a Discount Note generally will equal the sum of the "daily portions" of the total OID on the Discount Note for each day during the taxable year on which such holder held the Discount Notes ("accrued OID"). Generally, the daily portion of OID is determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to such accrual period. The term "accrual period" means an interval of time of one year or less, provided that each scheduled payment of principal or interest either occurs on the final day of an accrual period or the first day of an accrual period. The amount of OID allocable to an accrual period will be the excess of (a) the product of the "adjusted issue price" of the Discount Note at the beginning of such accrual period and its "yield to maturity" (adjusted to reflect the length of the accrual period) over (b) the amount of any qualified stated interest allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of an accrual period will equal the issue price thereof plus the amount of OID allocable to prior accrual periods (without reduction for any premium or amortized acquisition premium, as described below), less any payments made on such Discount Note (other than qualified stated interest) on or before the first day of the accrual period. The "yield to maturity" of the Discount Note will be computed on the basis of a constant annual interest rate compounded at the end of each accrual period. Under the foregoing rules, United States Holders of Discount Notes will generally be required to include in income increasingly greater amounts of OID in successive accrual periods. Special rules will apply for calculating OID for short initial or final accrual periods.

    Certain of the Discount Notes may be redeemable prior to maturity at the option of the Company (a "call option") and/or repayable prior to maturity at the option of the holder (a "put option"). Discount Notes containing either or both of such features may be subject to rules that differ from the general rules discussed above. Holders intending to purchase Discount Notes with either or both of such features should carefully examine the applicable Pricing Supplement and should consult with their own tax advisors with respect to either or both of such features since the tax consequences with respect to OID will depend, in part, on the particular terms of the purchased Note and the facts and circumstances at the time the Note is issued.

    In general, a United States Holder who uses the cash method of tax accounting and who holds a Discount Note that matures one year or less from the date of its issuance (a "short-term Discount Note") is not required to accrue OID for United States federal income tax purposes unless such holder elects to do so. United States Holders who report income for United States federal tax purposes on the accrual method and certain other holders, including banks and dealers in securities, are required to include OID (or alternatively acquisition discount) on such short-term Discount Notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. In the case of a United States Holder who is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of a short-term Discount Note will be ordinary interest income to the extent of the OID accrued on a straight-line basis (or, if elected by such holder, under the constant yield method) through the date of sale, exchange or retirement. In addition, such non-electing United States Holders who are not subject to the current inclusion requirement described in the second sentence of this paragraph may be required to defer the deduction of all or a portion of any interest paid on indebtedness incurred to purchase short-term Discount Notes until such OID is included in such holder's income.

    If the amount of OID with respect to a Note is less than the specified DE MINIMIS amount (generally, 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity), the amount of OID is treated as zero and all stated interest is treated as qualified stated interest. A United States Holder will be required to treat any stated principal payment on a Note as capital gain to the extent of the product of the total amount of DE MINIMIS OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

    United States Holders are permitted to elect to include all interest on a Note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, OID, DE MINIMIS OID, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to Notes with amortizable bond premium or market discount and United States Holders considering such an election should consult their own tax advisors. The election cannot be revoked without the approval of the Internal Revenue Service.

    MARKET DISCOUNT AND PREMIUM

    If a United States Holder purchases a Note (other than a Discount Note) for an amount that is less than its stated redemption price at maturity or, in the case of a Discount Note, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount.

    Under the market discount rules of the Code, a United States Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount that has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. If such Note is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Code Section 1276(c)), the amount of gain realized on such disposition for purposes of the market discount rules shall be determined as if such holder had sold the Note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on the basis of a constant interest rate.

    A United States Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the Note or its earlier disposition (except for certain nonrecognition transactions). A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply.

    A United States Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price, but less than or equal to the sum of all amounts payable on the Note after the purchase date (other than qualified stated interest), will be considered to have purchased such Note at an "acquisition premium" within the meaning of the Code. Under the acquisition premium rules of the Code, the amount of OID that such holder must include in its gross income with respect to such Note for any taxable year will be reduced by a fraction the numerator of which is the excess of the cost of the Note over its adjusted issue price and denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date (other than qualified stated interest) over the adjusted issue price.

    A United States Holder who purchases a Discount Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date (other than qualified stated interest) will be considered to have purchased such Note at a "premium" within the meaning of the OID Regulations. In such case, the holder is not required to include any OID in gross income.

    If a United States Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date (other than qualified stated interest), such holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method over the remaining term of the Note, and to offset interest otherwise required to be included in income in respect of such Note during any taxable year by the amortized amount of such excess for such taxable year. However, if such Note may be optionally redeemed after the United States Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of such Note.

    SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange or retirement of a Note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the Note. For these purposes, the amount realized on the sale, exchange or retirement of a Note does not include any amount attributable to accrued interest (or, in the case of a Discount Note, accrued qualified stated interest), which will be taxable as such unless previously taken into account. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, increased by the amounts of any market discount, OID and DE MINIMIS OID previously included in income by the holder with respect to such Note and reduced by any amortized bond premium and any principal payments received by the United States Holder and, in the case of a Discount Note, by the amounts of any other payments that do not constitute qualified stated interest.

    Subject to the discussion under "Foreign Currency Notes" below, gain or loss recognized on the sale, exchange or retirement of a Note will be capital gain or loss (except to the extent of any accrued market discount or, in the case of a short-term Discount Note, any accrued OID which the United States Holder previously has not included in income), and generally will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. For non-corporate taxpayers such long-term capital gain generally will be subject to a maximum tax rate of 20%.

    FOREIGN CURRENCY NOTES

    The following discussion summarizes the principal United States federal income tax consequences to a United States Holder of the ownership and disposition of Notes that are denominated in a Specified Currency other than the U.S. dollar or the payments of interest or principal on which are payable in one or more currencies or currency units other than the U.S. dollar (a "Foreign Currency Note").

    The rules discussed below generally will not apply to a United States Holder that enters into a "qualified hedging transaction." A qualified hedging transaction is an integrated economic transaction consisting of a qualifying debt instrument, such as a Foreign Currency Note, and a "section 1.988-5(a) hedge," as defined in section 1.988-5(a)(4) of the Treasury regulations. Generally, such an integrated economic transaction, if identified as such by either the United States Holder or the Internal Revenue Service, is treated as a single transaction for United States federal income tax purposes, the effect of which is to treat such holder as owning a synthetic debt instrument that is subject to rules applicable to Discount Notes. The rules with respect to a qualified hedging transaction are extremely complex and special rules may apply in certain circumstances, and persons that are considering hedging the currency risk are urged to consult with their own tax advisors with respect to the application of these rules.

    A United States Holder who uses the cash method of accounting and who receives a payment of interest with respect to a Foreign Currency Note (other than a Discount Note (except to the extent any qualified stated interest is received) on which OID is accrued on a current basis) will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States Holder's tax basis in the foreign currency.

    A United States Holder (to the extent the above paragraph is not applicable) will be required to include in income the U.S. dollar value of the amount of interest income (including OID or market discount and reduced by premium, acquisition premium and amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The average rate of exchange for the accrual period (or partial period) is the simple average of the exchange rates for each business day of such period (or other method if such method is reasonably derived and consistently applied). A United States Holder may elect to determine the U.S. dollar value of such accrued income by translating such income at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. Such United States Holder will recognize ordinary gain or loss with respect to accrued interest income on the date such income is received. The amount of ordinary gain or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payments received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

    A United States Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Any gain or loss realized by a United States Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

    A United States Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States Holder who converts U.S. dollars to a foreign currency and immediately uses that currency to purchase a Foreign Currency Note denominated in the same currency ordinarily will not recognize gain or loss in connection with such conversion and purchase. However, a United States Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on the date of purchase. For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange or retirement of a Foreign Currency Note, the amount realized upon such sale, exchange or retirement will be the U.S. dollar value of the foreign currency received, determined on the date of sale, exchange or retirement.

    Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note will be ordinary income or loss to the extent it is attributable to fluctuations in currency exchange rates. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such Note is disposed of, including any payment with respect to accrued interest, and the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such United States Holder acquired such Note, and the U.S. dollar value of accrued interest received (determined by translating such interest at the average exchange rate for the accrual period). The foreign currency principal amount of a Foreign Currency Note generally equals the United States Holder's purchase price in units of foreign currency. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss recognized by a United States Holder on the sale, exchange or retirement of the Foreign Currency Note. Any gain or loss recognized by such a United States Holder in excess of such foreign currency gain or loss will be capital gain or loss (except to the extent of any accrued market discount or, in the case of a short-term Discount Note, any accrued OID). See "--Sale, Exchange or Retirement of the Notes," above.

    The source of exchange gain or loss will be determined by reference to the residence of the holder or the "qualified business unit" of the holder on whose books the Note is properly reflected.

    Any gain or loss that is treated as ordinary income or loss, as described above, generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Internal Revenue Service.

    OID, market discount, premium, acquisition premium and amortizable bond premium of a Foreign Currency Note are to be determined in the relevant foreign currency. The amount of such discount or premium that is taken into account currently under general rules applicable to Notes other than Foreign Currency Notes is to be determined for any accrual period in the relevant foreign currency and then translated into the United States Holder's functional currency on the basis of the average exchange rate in effect during such accrual period. The amount of accrued market discount (other than market discount that is included in income on a current basis) taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of a Foreign Currency Note will be the U.S. dollar value of such accrued market discount (determined on the date of receipt of such partial principal payment or upon the sale, exchange, retirement or other disposition).

    Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a United States Holder who has not elected to amortize such premium will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

    The Code and the applicable regulations do not discuss the tax consequences of an issuance of a Foreign Currency Note that is denominated in, or has payments of interest or principal determined by reference to, a so-called hyperinflationary currency or more than one currency. On March 17, 1992, Treasury regulations were proposed with regard to debt instruments denominated in a hyperinflationary currency and certain debt instruments denominated in more than one currency. The proposed regulations are proposed to be effective for transactions entered into on or after the date such regulations are finalized.

    Hyperinflationary currency is defined as the currency of a country in which there is cumulative inflation of at least 100% during the 36 calendar month period ending on the last day of the preceding calendar year. Under the proposed regulations, a United States Holder that acquires a Foreign Currency Note that is denominated in a hyperinflationary currency will recognize gain or loss for its taxable year determined by reference to the change in exchange rates between the first day of the taxable year (or the date the Note was acquired, if later) and the last day of the taxable year (or the date the Note was disposed of, if earlier). Such gain or loss will reduce or increase the amount of interest income otherwise required to be taken into account. Special rules apply to the extent such loss exceeds the amount of interest income otherwise taken into account.

    Under the proposed regulations, a Foreign Currency Note will be considered to be a "dual currency debt instrument" if (i) the qualified stated interest is denominated in or determined by reference to a single currency, (ii) the stated redemption price at maturity is denominated in or determined by reference to a different currency, and (iii) the amount of all payments in each currency is fixed on the issue date. A Foreign Currency Note (other than a dual currency debt instrument) will be considered to be a "multicurrency debt instrument" if payments are to be made in more than one currency and the amount of all payments in each currency is fixed on the issue date. A dual currency debt instrument will be treated as two hypothetical debt instruments, a zero coupon bond denominated in the currency of the stated redemption price at maturity and an installment obligation denominated in the currency of the qualified stated interest. A multicurrency debt instrument will be treated similarly and separated into component hypothetical debt instruments in each currency. The OID and foreign currency rules discussed above will apply to each hypothetical debt instrument. The proposed regulations do not apply to any Foreign Currency Note that is denominated in, or has payments of interest or principal determined by reference to, more than one currency except to the extent the Note meets the definition of a dual currency debt instrument or multicurrency debt instrument.

    NOTES LINKED TO COMMODITY PRICES, SINGLE SECURITIES, BASKETS OF SECURITIES
     OR INDICES

    The United States federal income tax consequences to a United States Holder of the ownership and disposition of Notes that have principal or interest determined by reference to commodity prices, securities of entities unaffiliated with the Company, baskets of such securities or indices will vary depending upon the exact terms of the Notes and related factors. United States Holders intending to purchase such Notes should refer to the applicable Pricing Supplement.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    The following is a summary of certain United States federal tax consequences of the ownership and disposition of Notes by original purchasers of Notes who are not United States persons ("Non-United States Holders").

    Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

        (a) No withholding of United States federal income tax will be required with respect to the payment by the Company or any Paying Agent of principal or interest (which, for purposes of this discussion includes OID) on a Note owned by a Non-United States Holder, provided that (1) the beneficial owner of the Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (2) the beneficial owner is not (i) a foreign tax exempt organization or a foreign private foundation for United States federal income tax purposes, (ii) a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code, or (iii) a controlled foreign corporation that is related to the Company through stock ownership, (3) such interest is not considered contingent interest under Section 871(h)(4) of the Code and the regulations thereunder ("Contingent Interest") and (4) in the case of a Registered Security, the beneficial owner satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder.

        To satisfy the requirement referred to in (4) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if either (a) the beneficial owner of the Note certifies to the Company or its paying agent, under penalties of perjury, that it is not a United States person (which certification may be made on an Internal Revenue Service Form W-8 or successor form) and provides its name and address or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), that holds the Note on behalf of a beneficial owner, certifies to the Company or its paying agent, under penalties of perjury, that such statement has been received by it from the beneficial owner (directly or through another intermediary financial institution), and furnishes the Company or its paying agent with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest (including OID) made to the certifying Non-United States Holder after the issuance of the certificate, in the calendar year of its issuance and the two immediately succeeding calendar years.

        Treasury Regulations (the "Final Regulations") finalized in 1997, applicable to interest paid after December 31, 1999, provide alternative documentation procedures for satisfying the certification requirement described above. Such regulations add intermediary certification options for certain qualifying withholding agents. Under one such option, a withholding agent would be allowed to rely on Internal Revenue Service Form W-8 furnished by a financial institution or other intermediary on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the Internal Revenue Service and thus is a "qualified intermediary". Under another option, an authorized foreign agent of a U.S. withholding agent would be permitted to act on behalf of the U.S. withholding agent, provided certain conditions are met. With respect to the certification requirement for Notes held by a foreign partnership, the Final Regulations provide that unless the foreign partnership has entered into a withholding agreement with the Internal Revenue Service, the foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

        (b) If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in paragraph (a) above, as might be the case with a Note providing for Contingent Interest, payments of premium, if any, and interest (including any OID) made to such Non-United States Holder will generally be subject to withholding tax of 30% unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form 1001 (or successor form) claiming an exemption from or reduced rate of withholding under the benefit of a tax treaty or (2) Internal Revenue Service Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide Internal Revenue Service Form W-8 in lieu of Form 1001 and Form 4224, although alternative documentation may be applicable in certain situations. In each such case, the relevant Internal Revenue Service form must be delivered pursuant to applicable procedures and must be properly transmitted to the person otherwise required to withhold United States Federal income tax, and none of the persons receiving the relevant form may have actual knowledge that any statement on the form is false.

        (c) A Non-United States Holder will not be subject to withholding of United States federal income tax on any gain realized on the sale, exchange, retirement or other disposition of a Note, unless (1) such holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, or (2) the gain is effectively connected with the conduct of a United States trade or business of the holder.

        (d) Under Section 2105(b) of the Code, if interest on the Note would be exempt from withholding of United States federal income tax under the rules set forth in (a) above (without regard to the statement requirement), the Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

        (e) If a Non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest (including OID) on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will generally be subject to United States federal income tax on such effectively connected income in the same manner as if it were a United States person. Under the Final Regulations, such Non-United States Holder may also need to provide a United States taxpayer identification number (social security number or employer identification number) on the forms referred to in paragraph (b) above in order to meet the requirements set forth above. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, premium, if any, and interest (including OID) on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in such foreign corporation's effectively connected earnings and profits if such interest or gain, as the case may be, is effectively connected with the conduct by such foreign corporation of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Certain "backup" withholding and information reporting requirements may apply to payments on, and to proceeds of the sale before maturity of, the Notes. Interest, including OID, paid to a Non-United States Holder on a Registered Security will be required to be reported annually on Internal Revenue Service Form 1042-S. The Company is not obligated to reimburse or indemnify holders of Notes, including

Non-United States Holders, for any taxes imposed on, or withheld from payments with respect to, the Notes. The Company, its agent, a broker, the relevant Trustee or any paying agent, as the case may be, generally will withhold tax at a rate of 31% from any such payments to a United States Holder who fails to furnish his taxpayer identification number, to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain United States Holders (including, among others, corporations) generally are not subject to the backup withholding and information reporting requirements.

    No information reporting on Internal Revenue Service Form 1099 or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders (1) if those payments are made outside of the United States on Bearer Securities or (2) on Registered Securities with respect to which a statement described in paragraph (a)(4) under "Tax Consequences to Non-United States Holders" has been received; provided that the Company or its paying agent, as the case may be, does not have actual knowledge that the beneficial owner is a United States person.

    In addition, backup withholding and information reporting will not apply if payments of the principal or interest (including OID) on a Note are paid to or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if the foreign office of a broker (as defined in the applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or another United States related person described in Section 1.6049-5(c)(5) of the Treasury regulations, then information reporting will be required unless (1) such custodian, nominee, agent or broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

    Payments of principal, interest and OID, if any, on a Note paid to the beneficial owner of such Note by a United States office of a custodian, nominee or agent, or payment by the United States office of a broker of the proceeds of the sale of a Note, will be subject to information reporting and backup withholding unless the holder or beneficial owner provides the statement referred to in paragraph (a)(4) under "Tax Consequences to Non-United States Holders" or otherwise establishes an exemption from information reporting and backup withholding, and the payor does not have actual knowledge that the beneficial owner is a United States person.

    Any amount withheld under the backup withholding rules from a payment to a United States Holder would be allowed as a refund or credit against such holder's United States federal income tax provided that the required information is furnished to the Internal Revenue Service.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                             FOREIGN CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

    An investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a currency linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

    EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN FINANCIAL AND LEGAL ADVISORS AS TO ANY SPECIFIC RISKS ENTAILED BY AN INVESTMENT BY SUCH INVESTOR IN NOTES THAT ARE DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, FOREIGN CURRENCY. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

    The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

    Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. From time to time governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or devaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar denominated Notes or currency linked Notes is that their U.S. dollar-equivalent yields or payouts could be affected by governmental actions, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of such Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable Specified Currency.

    Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified foreign currency (or of securities denominated in such currency) at the time of payment of principal of or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars would not be available when payments on such Note are due, including as a result of the replacement of such Specified Currency by a single European currency (expected to be named the Euro). In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date; PROVIDED, HOWEVER, that, if the Specified Currency for any Note is not available because it has been replaced by the Euro, the Company would make such payments in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty. See "Description of Medium-Term Notes--Payment Currency."

    With respect to any Note denominated in a foreign currency or currency unit, or the payment of, or in respect to, any Note which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable current exchange controls, if any, and historic exchange rate information on such currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

    The Notes will be governed by and construed in accordance with the laws of the State of New York. If a court in the United States were to grant a judgment in an action based on Notes denominated in a Specified Currency other than U.S. dollars, it is likely that such court would grant judgment only in U.S. dollars. If the court were a New York court, however, such court would grant a judgment in the Specified Currency or currency in respect of which any payment on a Note was due. Such judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

                       PLAN OF DISTRIBUTION OF THE NOTES

    Under the terms of a Distribution Agreement, dated September 25, 1998, the Notes may be offered by the Company through the Agents, each of which has agreed to use reasonable efforts to solicit offers to purchase the Notes. The Company and the Guarantor have agreed to pay jointly each Agent a commission of from
 .125% to .875% of the principal amount (or, in the case of an Original Issue Discount Note, the purchase price) of each Note, depending on its Stated Maturity, sold through such Agent. The commission with respect to any Note with a Stated Maturity of 40 years or more, sold through an agent, will be negotiated at the time of sale. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent shall have the right, in its discretion reasonably exercised, without notice to the Company, to reject any offer to purchase Notes received by it, in whole or in part. The Company also may sell Notes to any Agent, acting as a principal, at a discount to be agreed upon at the time of sale, for resale to one or more purchasers at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent or for resale to certain securities dealers at the offering price set forth on the cover page of the applicable Pricing Supplement, less the applicable concession, of the principal amount of the Notes. After any initial public offering of Notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed. In addition, each Agent may offer Notes purchased as principal to other dealers. Notes sold by an Agent to a dealer may be sold at a discount and, unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent. The Company has reserved the right to sell Notes to purchasers from time to time other than through the Agents.

    In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed the Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities, and may end any of these activities at any time.

    Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in funds immediately available in the City of New York.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). The Company and the Guarantor have agreed to indemnify the Agents against and contribute toward certain liabilities, including certain liabilities under the Act. The Company and the Guarantor have agreed to reimburse the Agents for certain expenses.

    In addition to offering Notes through the Agents as described herein, Debt Securities that have terms substantially similar to the terms of the Notes offered hereby (but constituting one or more separate series of Securities for purposes of the Indenture) may be offered, concurrently with the offering of the Notes on a continuing basis outside the United States (as defined under "Limitations on the Issuance of Bearer Securities" in the Prospectus) by the Company pursuant to a Placement Agency Agreement. In addition, the Company may offer other Debt Securities from time to time as described in the Prospectus. The sale of any Debt Securities by the Company may reduce the principal amount of the Notes which may be offered by this Prospectus Supplement and the Prospectus.

    The Notes will not be listed on any securities exchange. In addition, while each of the Agents may from time to time purchase and sell Notes in the secondary market, they are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes. None of the Agents is obligated to do so, however, and any Agent may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

    The Agents and their affiliates may engage in commercial banking and investment banking transactions with and, perform services for, the Company, the Guarantor and their respective affiliates in the ordinary course of business.

                                       uv

                                 $1,438,800,000

                        UNION OIL COMPANY OF CALIFORNIA

            DEBT SECURITIES AND WARRANTS TO PURCHASE DEBT SECURITIES
     WITH PAYMENT OF PRINCIPAL, INTEREST AND PREMIUM, IF ANY, GUARANTEED BY
                               UNOCAL CORPORATION

                            ------------------------

                               UNOCAL CORPORATION

             COMMON STOCK, PREFERRED STOCK AND WARRANTS TO PURCHASE
                        COMMON STOCK AND PREFERRED STOCK

                            ------------------------

    UNION OIL COMPANY OF CALIFORNIA (THE "COMPANY") INTENDS TO OFFER FROM TIME TO TIME IN ONE OR MORE SERIES DEBT SECURITIES CONSISTING OF UNSECURED DEBENTURES, NOTES OR OTHER EVIDENCES OF INDEBTEDNESS (THE "DEBT SECURITIES"). AT THE OPTION OF THE COMPANY, THE DEBT SECURITIES MAY BE OFFERED AS SENIOR DEBT SECURITIES ("SENIOR DEBT SECURITIES") AND AS SUBORDINATED DEBT SECURITIES ("SUBORDINATED DEBT SECURITIES"). UNOCAL CORPORATION ("UNOCAL"), THE PARENT COMPANY OF THE COMPANY, WILL GUARANTEE THE PAYMENT OF PRINCIPAL, INTEREST AND PREMIUM, IF ANY, ON THE DEBT SECURITIES. THE COMPANY AND UNOCAL MAY ALSO OFFER FROM TIME TO TIME WARRANTS TO PURCHASE GUARANTEED DEBT SECURITIES ("DEBT WARRANTS"), WHICH MAY BE ISSUED INDEPENDENTLY OR TOGETHER WITH GUARANTEED DEBT SECURITIES. UNOCAL MAY OFFER FROM TIME TO TIME COMMON STOCK ("UNOCAL COMMON STOCK"), PREFERRED STOCK ("UNOCAL PREFERRED STOCK") AND WARRANTS TO PURCHASE UNOCAL COMMON OR PREFERRED STOCK ("EQUITY WARRANTS"), WHICH MAY BE ISSUED INDEPENDENTLY OR TOGETHER WITH UNOCAL COMMON STOCK OR UNOCAL PREFERRED STOCK. SUCH UNOCAL COMMON STOCK AND UNOCAL PREFERRED STOCK MAY ALSO BE ISSUED UPON CONVERSION OR EXCHANGE OF DEBT SECURITIES AND SUCH UNOCAL COMMON STOCK MAY BE ISSUED UPON CONVERSION OF UNOCAL PREFERRED STOCK. THE DEBT SECURITIES, DEBT WARRANTS, UNOCAL COMMON STOCK, UNOCAL PREFERRED STOCK AND EQUITY WARRANTS ARE REFERRED TO COLLECTIVELY AS THE "SECURITIES." NO MORE THAN AN AGGREGATE OF $1,438,800,000 PUBLIC OFFERING PRICE OF SECURITIES, INCLUDING THE EXERCISE PRICE OF DEBT WARRANTS AND EQUITY WARRANTS, MAY BE SOLD PURSUANT TO THIS PROSPECTUS, SUBJECT TO POSSIBLE REDUCTION AS A RESULT OF THE SALE OF OTHER SECURITIES REGISTERED UNDER THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART. THE SECURITIES MAY BE SOLD FOR UNITED STATES DOLLARS, FOREIGN CURRENCY OR CURRENCY UNITS.

    CERTAIN SPECIFIC TERMS OF THE PARTICULAR SECURITIES IN RESPECT OF WHICH THIS PROSPECTUS IS BEING DELIVERED WILL BE SET FORTH IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT, INCLUDING, WHERE APPLICABLE, (I) IN THE CASE OF DEBT SECURITIES, THE TITLE, AGGREGATE PRINCIPAL AMOUNT, AUTHORIZED DENOMINATIONS, MATURITY, INTEREST RATE (WHICH MAY BE FIXED OR VARIABLE) AND TIME OF PAYMENT OF INTEREST, TERMS FOR REDEMPTION, TERMS FOR SINKING FUND PAYMENTS, TERMS FOR CONVERSION OR EXCHANGE INTO OTHER SECURITIES, CURRENCY OR CURRENCIES OF DENOMINATION AND PAYMENT (IF OTHER THAN U.S. DOLLARS), LISTING ON A SECURITIES EXCHANGE AND ANY OTHER TERMS IN CONNECTION WITH THE OFFERING AND SALE OF THE DEBT SECURITIES IN RESPECT OF WHICH THIS PROSPECTUS IS DELIVERED, AS WELL AS THE INITIAL PUBLIC OFFERING PRICE; (II) IN THE CASE OF UNOCAL PREFERRED STOCK, THE SPECIFIC TITLE, NUMBER OF SHARES, DIVIDEND (INCLUDING THE METHOD OF CALCULATION), SENIORITY, LIQUIDATION, REDEMPTION, VOTING AND OTHER RIGHTS, TERMS FOR ANY CONVERSION OR EXCHANGE INTO OTHER SECURITIES, LISTING ON A SECURITIES EXCHANGE, INITIAL PUBLIC OFFERING PRICE AND ANY OTHER TERMS; (III) IN THE CASE OF UNOCAL COMMON STOCK, THE NUMBER OF SHARES AND THE TERMS OF THE OFFERING THEREOF; AND (IV) IN THE CASE OF DEBT WARRANTS AND EQUITY WARRANTS, THE DESIGNATION AND NUMBER, EXERCISE PRICE, ANY LISTING OF THE DEBT WARRANTS, EQUITY WARRANTS OR THE UNDERLYING SECURITIES ON A SECURITIES EXCHANGE AND ANY OTHER TERMS IN CONNECTION WITH THE OFFERING, SALE AND EXERCISE OF THE DEBT WARRANTS AND EQUITY WARRANTS. DEBT SECURITIES OF A SERIES MAY BE ISSUED IN REGISTERED FORM, IN A FORM REGISTERED AS TO PRINCIPAL ONLY, OR IN BEARER FORM (WITH OR WITHOUT COUPONS ATTACHED), OR ANY COMBINATION OF SUCH FORMS. IN ADDITION, ALL OR A PORTION OF THE DEBT SECURITIES MAY BE ISSUED IN TEMPORARY OR DEFINITIVE GLOBAL FORM. DEBT SECURITIES IN BEARER FORM ARE OFFERED ONLY OUTSIDE THE UNITED STATES TO NON-UNITED STATES PERSONS AND TO OFFICES LOCATED OUTSIDE THE UNITED STATES OF CERTAIN UNITED STATES FINANCIAL INSTITUTIONS AND OTHER EXEMPT PERSONS. SEE "LIMITATIONS ON THE ISSUANCE OF BEARER SECURITIES."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

    THE SECURITIES WILL BE SOLD DIRECTLY, THROUGH AGENTS DESIGNATED FROM TIME TO TIME OR THROUGH UNDERWRITERS OR DEALERS, WHICH MAY BE A GROUP OF UNDERWRITERS. THE SECURITIES MAY ALSO BE EXCHANGED FOR OUTSTANDING SECURITIES OF THE COMPANY OR UNOCAL OR BOTH AND RESOLD BY THE HOLDER PURSUANT TO THIS PROSPECTUS IN THE OVER-THE-COUNTER MARKET, THROUGH NEGOTIATED TRANSACTIONS OR OTHERWISE, AT MARKET PRICES PREVAILING AT THE TIME OF SALE OR AT PRICES OTHERWISE NEGOTIATED. THE TERMS OF ANY SUCH EXCHANGE AND THE METHOD OF RESALE BY THE HOLDER WILL BE SET FORTH IN A PROSPECTUS SUPPLEMENT. IF ANY AGENTS OF THE COMPANY OR UNOCAL OR ANY DEALERS OR UNDERWRITERS ARE INVOLVED IN THE SALE OF THE SECURITIES, THE NAMES OF SUCH AGENTS, UNDERWRITERS OR DEALERS AND ANY APPLICABLE COMMISSIONS OR DISCOUNTS WILL BE SET FORTH IN A PROSPECTUS SUPPLEMENT.

       THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES
                 UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 25, 1998.

                             AVAILABLE INFORMATION

    Unocal is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports (which contain summarized financial information regarding the Company), proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning Unocal may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Suite 518, Chicago, Illinois 60605-1070, and the Pacific Stock Exchange, 115 Sansome Street, 3rd Floor, San Francisco, California 94104.

    The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements, and other information concerning Unocal, which files electronically with the Commission.

    Unocal and the Company have filed registration statements on Form S-3 with the Commission (together with all amendments and exhibits, the "Registration Statements") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. Reference is made to such Registration Statements and to the exhibits relating thereto for further information with respect to Unocal, the Company and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed by Unocal with the Commission and are incorporated herein by reference (Commission File No. 1-8483):

1.  Unocal's Annual Report on Form 10-K for the year ended December 31, 1997;

2. Unocal's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998; and

3. Unocal's Current Reports on Form 8-K dated January 28, 1998, February 13, 1998, February 25, 1998, April 15, 1998, April 28, 1998, June 3, 1998, June
    17, 1998 (as amended by Amendment No. 1 thereto on Form 8-K/A), July 14, 1998, July 28, 1998, August 17, 1998, August 24, 1998, and September 2,
    1998.

    All documents filed by Unocal with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

    Unocal will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Stockholder Services Department, Unocal Corporation, 2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245; telephone number (310) 726-7600.

                                USE OF PROCEEDS

    The proceeds received by the Company from the sale of the Debt Securities and Debt Warrants offered hereby, will be used by the Company and its affiliates for general corporate purposes. The proceeds received by Unocal from the sale of the Unocal Preferred Stock, Unocal Common Stock and Equity Warrants offered hereby will be used for general corporate purposes, which are expected to include contributions or loans to the Company and its affiliates.

                             THE COMPANY AND UNOCAL

    Unocal is a leading global resource and project development company, with major oil and gas exploration and production activities in Asia, the United States Gulf of Mexico and Latin America. Unocal is also the world's leading producer of geothermal energy; and a manufacturer and marketer of nitrogen-based fertilizers, petroleum coke, graphites and specialty minerals. Unocal conducts virtually all of its operations through the Company and the Company's subsidiaries. As of June 30, 1998, the Company had approximately $7.8 billion of assets.

    The Company was incorporated in California in 1890 and in 1983 became a wholly owned operating subsidiary of Unocal. As of June 30, 1998, the net assets of the Company represented approximately 100% of the net assets of Unocal, based on book value. The Company is a California corporation and Unocal is a Delaware corporation, each with its principal executive office at 2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245, and its telephone number at that address is (310) 726-7600.

                       HISTORICAL CONDENSED CONSOLIDATED
                         SELECTED FINANCIAL INFORMATION

    The following historical condensed consolidated financial information of Unocal and its subsidiaries, including the Company, for the six months ended June 30, 1998 and 1997 and the five years ended December 31, 1997, has been derived from and is qualified in its entirety by the detailed financial statements included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                    SELECTED FINANCIAL INFORMATION OF UNOCAL
                (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                               SIX MONTHS ENDED
                                                   JUNE 30,                       YEAR ENDED DECEMBER 31,
                                             --------------------  -----------------------------------------------------
                                               1998       1997       1997       1996       1995       1994       1993
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 (UNAUDITED)
INCOME STATEMENT DATA
  Revenues (1).............................  $   2,604  $   3,110  $   6,064  $   5,328  $   4,389  $   4,272  $   4,730
  Earnings from continuing operations
    (2)....................................        123        344        669        456        249        110        272
      Basic per common share...............       0.51       1.38       2.69       1.54       0.87       0.30       0.98
      Diluted per common share.............       0.50       1.35       2.65       1.53       0.86       0.30       0.98
  Net earnings (3).........................        123        262        581         36        260       (153)       213
      Basic per common share...............       0.51       1.05       2.34      (0.15)      0.91      (0.78)      0.73
      Diluted per common share.............       0.50       1.04       2.31      (0.07)      0.90      (0.78)      0.73

                                                 AT JUNE 30,                          AT DECEMBER 31,
                                             --------------------  -----------------------------------------------------
                                               1998       1997       1997       1996       1995       1994       1993
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 (UNAUDITED)
BALANCE SHEET DATA
  Total assets (4).........................  $   7,750  $   7,821  $   7,530  $   9,123  $   9,891  $   9,337  $   9,706
  Long-term debt (4).......................      2,480      2,320      2,169      2,940      3,692      3,452      3,455
  Trust Convertible Preferred Securities...        522        522        522        522     --         --         --
  Stockholders' equity (5).................      2,300      2,354      2,314      2,275      2,930      2,815      3,129

------------------------

(1) Excludes revenues from discontinued operations.

(2) Earnings from continuing operations are before: losses from discontinued operations of $44 million ($0.18 basic and $0.17 diluted per common share) in the six months ended June 30, 1997, $50 million ($0.20 basic and $0.19 diluted per common share) in 1997 and $420 million ($1.69 basic and $1.60 diluted per common share) in 1996; gains from discontinued operations of $11 million ($0.04 basic and diluted per common share) in 1995, $14 million ($0.06 basic and diluted per common share) in 1994, and $71 million ($0.29 basic and diluted per common share) in 1993; a loss from the early extinguishment of debt of $38 million ($0.15 basic and diluted per common share) in 1997; and the cumulative effect of changes in accounting principles which consisted of charges of $277 million ($1.14 basic and diluted per common share) in 1994 and $130 million ($0.54 basic and diluted per common share) in 1993.

(3) Per share amounts are after reductions to net earnings for dividends on preferred stock of $18 million in 1996 and $36 million in 1995, 1994, and 1993; and a non-cash charge related to the exchange of preferred stock of $54 million in 1996.

(4) The reduction in assets in 1997 was due principally to the sale of the West Coast refining, marketing and transportation assets (the "West Coast assets") with the proceeds used largely to reduce debt and purchase treasury stock. The reduction in assets in 1996 was due primarily to an accrual for the loss on the planned sale of the West Coast assets and the sale of California oil and gas properties with the proceeds used to reduce debt.

(5) Includes preferred stock of $513 million in 1995, 1994 and 1993.

                        RATIOS OF UNOCAL AND THE COMPANY
                                  (UNAUDITED)

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,                 YEAR ENDED DECEMBER 31,
                                                                ------------------------  -------------------------------------
                                                                   1998         1997         1997         1996         1995
                                                                   -----        -----        -----        -----        -----
Ratio of Earnings to Fixed Charges (1)
  Unocal......................................................         2.9          4.7          3.7          3.2          2.2
  Company.....................................................         3.3          5.2          4.2          3.3          2.2
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends(1)(2)
  Unocal......................................................         2.9          4.7          3.7          2.9          1.9


                                                                   1994         1993
                                                                   -----        -----
Ratio of Earnings to Fixed Charges (1)
  Unocal......................................................         1.7          2.2
  Company.....................................................         1.7          2.2
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends(1)(2)
  Unocal......................................................         1.4          1.9

------------------------

(1) For purposes of this ratio, earnings consist of earnings from continuing operations (before discontinued operations, an extraordinary item (the early extinguishment of debt) and the cumulative effect of changes in accounting principles) before taxes on income and fixed charges. Fixed charges consist of interest on indebtedness and capital lease obligations, amortization of debt discount, debt premium and issuance expense and that portion of operating lease rental expense which is representative of the interest factor (assumed to be one-third).

(2) For purposes of this ratio, preferred stock dividends are adjusted to a pre-tax basis.

                       DESCRIPTION OF THE DEBT SECURITIES

    Described below are certain general terms and provisions of the Debt Securities to which a Prospectus Supplement may relate or for which Debt Warrants may be exercisable. The particular terms of the Debt Securities and the extent, if any, to which such general provisions may apply to a particular series of Debt Securities ("Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities.

    The Senior Debt Securities will be issued under an Indenture dated as of February 3, 1995 (the "Senior Indenture") among the Company, Unocal and Chemical Trust Company of California (which was succeeded by merger effective as of November 15, 1997, by Chase Manhattan Bank and Trust Company, National Association), as trustee (the "Senior Trustee"). The Subordinated Debt Securities will be issued under a proposed indenture (the "Subordinated Indenture") among the Company, Unocal and a trustee to be named in any Prospectus Supplement relating to Subordinated Debt Securities (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are referred to collectively as the "Indentures" and individually as an "Indenture." The Senior Indenture incorporates, and the Subordinated Indenture will incorporate, the Standard Multiple-Series Indenture Provisions, January 1991, dated as of January 2, 1991 (the "Standard Provisions"), of the Company and Unocal, which is filed as an exhibit to the Registration Statement. Neither of the Indentures will limit the amount of Debt Securities which may be issued thereunder (Section 2.01). Each of the Indentures will provide that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company.

    The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of the Indentures, including the definitions of certain terms used therein. Wherever particular sections of the Indentures or terms that are defined in the Indentures are referred to herein or in an accompanying Prospectus Supplement, it is intended that such sections or terms will be incorporated by reference as a part of the statements made herein or therein, and the statements are qualified in their entirety by such reference. Unless otherwise indicated, references in this Prospectus or in an accompanying Prospectus Supplement to particular sections of the Indentures are to the Standard Provisions. Unless otherwise indicated, when used in this Prospectus the term "principal" will mean principal of, and any premium on, the Debt Securities.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Company and will be fully and unconditionally guaranteed as to payment by Unocal. The Senior Debt Securities and the related Guarantees will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company and Unocal, respectively, and will have a right of payment prior to any Subordinated Debt Securities, in the case of Senior Debt Securities, and prior to the Guarantees of Subordinated Debt Securities, in the case of the Guarantees of the Senior Debt Securities. The indebtedness represented by the Subordinated Debt Securities and the Guarantees of the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company and Unocal, respectively, as described below under "Subordination." The Debt Securities may be issued in one or more series with the same or various maturities at or above par or with an original issue discount. Offered Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. In the event of redemption or acceleration of the maturity of an Original Issue Discount Security, the amount payable to the holder of such Security upon such redemption or acceleration will be determined in accordance with the terms of the Security, but will be an amount less than the amount payable at the Stated Maturity of such Security.

    Reference is made to the Prospectus Supplement relating to the Offered Debt Securities for the following terms thereof:

         (1) the title of the Offered Debt Securities;

         (2) any limit upon the aggregate principal amount of the Offered Debt Securities;

         (3) the percentage of their principal amount for which the Offered Debt Securities will be issued;

         (4) the date or dates on which the principal of the Offered Debt Securities will be payable;

         (5) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined;

         (6) the date or dates from which any such interest will accrue or the method by which such date or dates will be determined;

         (7) the dates on which payment of any such interest will be payable and the record dates for such interest payment dates;

         (8) the place or places where the principal of and any interest on the Offered Debt Securities (and Coupons, if any) will be payable and the offices or agencies of the Company maintained for such purposes and each office or agency where the Offered Debt Securities may be presented for registration of transfer or exchange;

         (9) the period or periods within which, the price or prices at which, and the terms and conditions upon which, the Offered Debt Securities may be redeemed in whole or in part, at the option of the Company;

        (10) the obligation of the Company, if any, to redeem, repay or purchase, the Offered Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder of an Offered Debt Security and the period or periods within which, the price or prices at which, and the terms and conditions upon which, the Offered Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

        (11) any additional restrictive covenants included for the benefit of holders of the Offered Debt Securities;

        (12) any additional Events of Default with respect to the Offered Debt Securities;

        (13) the principal amount of the Offered Debt Securities that are Original Issue Discount Securities payable upon declaration of acceleration of the maturity of the Offered Debt Securities;

        (14) the currency or currency unit for which the Offered Debt Securities may be purchased, the currency or currency unit in which the payment of principal and interest on such Offered Debt Securities will be payable, the right of the Company or the holder to elect a currency different from that in which the Offered Debt Securities are denominated for payments of principal and interest, and the Exchange Rate Agent, if any;

        (15) any index used to determine the amount of payments of principal of and interest on the Offered Debt Securities;

        (16) whether the Offered Debt Securities will be issued in registered form, in a form registered only as to principal, or in bearer form, or any combination thereof;

        (17) whether and on what terms the Offered Debt Securities will be convertible or exchangeable into shares of Unocal Preferred Stock or Unocal Common Stock;

        (18) whether any of the Offered Debt Securities will be issuable initially as a temporary Global Security (as defined in "Form, Exchange, Registration and Transfer") and whether any of the Offered Debt Securities are to be issuable as a permanent Global Security, or any combination thereof and, if so, the Depositary (as defined in "Global Securities") or Depositaries therefor;

        (19) if a temporary Global Security is to be issued with respect to such series, the requirements for certification of ownership by non-United States persons that will apply prior to (a) the issuance of a definitive Bearer Security (as defined in "Form, Exchange, Registration and Transfer") or (b) the payment of interest on an Interest Payment Date that occurs before the issuance of a definitive Bearer Security;

        (20) the circumstances under which Offered Debt Securities may be exchanged for Debt Securities issued in a different form;

        (21) any paying agents, transfer agents, registrars or other agents with respect to the Offered Debt Securities;

        (22) whether and under what circumstances the Company will pay additional amounts to any holder of Offered Debt Securities who is not a United States person (as defined under "Limitations on the Issuance of Bearer Securities") in respect of any tax, assessment or governmental charge required to be withheld or deducted and, if so, whether the Company will have the option to redeem rather than pay any additional amounts;

        (23) whether any of the provisions described in "Certain Covenants of Unocal," "Events of Default," "Subordination," "Conversion and Exchange," "Form, Exchange, Registration and Transfer," and "Defeasance" will not apply to the Offered Debt Securities;

        (24) any other terms of the Offered Debt Securities not inconsistent with the applicable Indenture; and

        (25) a discussion of certain Federal income tax considerations, if required.

INTEREST AND FOREIGN CURRENCY

    Principal and interest will be payable, and the Offered Debt Securities will be transferable, in the manner described in the Prospectus Supplement relating to such Offered Debt Securities.

    If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if principal of or any interest on any of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be specified in a Prospectus Supplement.

GUARANTEES

    Under the terms of the Indentures and subject to the provisions thereof, Unocal will fully and unconditionally guarantee to the holders from time to time of the Debt Securities: (i) the full and prompt payment of the principal of any Debt Securities and Coupons, if any, when and as the same become payable, whether at the Stated Maturity thereof, by acceleration, call for redemption or otherwise, and (ii) the full and prompt payment of any interest on any Debt Securities and Coupons, if any, when and as the same becomes payable. The Guarantees will remain in effect until the entire principal of and interest on the Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Indentures (Section 5.01). In the event of a default in the payment of principal of any Debt Security when and as the same becomes payable, whether at the Stated Maturity thereof, by acceleration, call for redemption or otherwise, or in the event of a default in any sinking fund payment, or in the event of a default in the payment of any interest on any Debt Security when and as the same becomes payable, the Trustee has the right to proceed directly against Unocal without first proceeding against the Company or exhausting any other remedies which the Trustee may have (Section 5.02). Any right of payment of the holders of Senior Debt Securities under the related Guarantees will be prior to the right of payment of the holders of Subordinated Debt Securities under the related Guarantees.

CERTAIN COVENANTS OF UNOCAL

    LIMITATIONS ON LIENS. The Senior Indenture provides that neither Unocal nor any Restricted Subsidiary will issue, assume or guarantee any indebtedness for money borrowed ("Debt") that is secured by a Mortgage upon (i) any domestic oil or gas property of Unocal or a Restricted Subsidiary, (ii) any principal domestic refining or manufacturing plant of Unocal or a Restricted Subsidiary, or (iii) shares of stock or indebtedness of any Restricted Subsidiary, unless the Senior Debt Securities will be secured equally and ratably with or prior to such Debt. This covenant will not apply to (a) Mortgages on property or securities of a corporation when it becomes a Restricted Subsidiary, (b) purchase money Mortgages, (c) Mortgages existing at the time of acquisition of property pursuant to a merger, consolidation or purchase of substantially all the assets of the Seller, (d) any Mortgage securing Debt owing by a Restricted Subsidiary to Unocal or to another Restricted Subsidiary, (e) Mortgages on particular property incurred in connection with the exploration, drilling, development, repair, alteration or improvement of such property, (f) Mortgages on current assets or other personal property to secure Debt maturing in not more than one year, or extensions, renewals or replacements of Mortgages referred to in (a) through (e). Notwithstanding the foregoing, Unocal or one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by a Mortgage which would otherwise be subject to the foregoing restrictions if the aggregate amount of such Debt, together with the aggregate principal amount of all other such Debt of Unocal and its Restricted Subsidiaries then outstanding, does not at such time exceed 20% of the Consolidated Net Assets of Unocal (Senior Indenture Section 5.04).

    The following types of transactions, among others, will not be deemed to create Debt secured by a Mortgage: (a) the sale or transfer of oil, oil shale, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals or the sale or transfer of any other interest in property of the character commonly referred to as a "production payment" and (b) the placing of any Mortgage in favor of domestic or foreign governmental bodies or agencies to secure payment, or the performance of any other obligations, pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing or refinancing all or a part of the purchase price or the cost of construction of the property subject to such Mortgage (Senior Indenture
Section 5.04).

    The term "Mortgage" is defined as any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance (Senior Indenture Section 1.01).

    The term "oil or gas property" is defined as any interest owned by Unocal or a Restricted Subsidiary in land which in the opinion of Unocal's Board of Directors is capable of producing crude oil, natural gas or other hydrocarbons in paying quantities and any interest in such substances produced or to be produced (or the proceeds thereof) from said lands, but not including exploration or production facilities or other improvements on said lands (Senior Indenture Section 5.04).

    The term "Consolidated Net Assets" is defined as the total amount of assets (less applicable reserves and other properly deductible items) of Unocal and its consolidated Subsidiaries after deducting therefrom all liabilities and liability items except Long-Term Debt, stockholders' equity and deferred income taxes, which under generally accepted accounting principles would be included on such consolidated balance sheet (Senior Indenture Section 1.01).

    The term "Restricted Subsidiary" is defined as the Company and any other "Subsidiary" (i) substantially all of the assets and operations of which are located within any one or more of the States of the United States and (ii) which has assets in excess of 2% of the total consolidated assets of Unocal and its consolidated Subsidiaries.

    The term "Subsidiary" is defined as any corporation, association, or other business entity of which Unocal, either directly or indirectly, has either (i) the voting power to elect a majority of the directors of such corporation or
(ii) other ownership interest representing more than 50% ownership of such entity (Senior Indenture Section 1.01).

    LIMITATIONS ON SALE AND LEASEBACK. Unocal will not, nor will it permit any Restricted Subsidiary to, enter into any sale and leaseback arrangement (where the lease runs for a term of more than five years) involving any domestic real property, unless (i) Unocal or such Restricted Subsidiary is not restricted by the above provisions from incurring Debt secured by a Mortgage on such property or (ii) Unocal will apply within 90 days an amount equal to the greater of (a) the fair value (as determined by the Board of Directors of Unocal) of such property or (b) the proceeds of the sale of such property, to the retirement (other than any mandatory retirement) of Long-Term Debt of Unocal or a Restricted Subsidiary (other than Debt owned by Unocal or a Restricted Subsidiary and Debt subordinated to the Senior Debt Securities) (Senior Indenture Section 5.05). The foregoing limitations will not apply to any sale and leaseback between Unocal and any of its Restricted Subsidiaries or between any of its Restricted Subsidiaries.

    RESTRICTIONS ON MERGER AND SALE OF ASSETS. Neither the Company nor Unocal may consolidate with or merge into any other corporation, or transfer its properties as an entirety or substantially as an entirety to any person, unless
(i) the person (if other than the Company or Unocal) formed by or resulting from any such consolidation or merger or which has received the transfer of such property and assets will be a corporation organized under the laws of the United States or any state or territory thereof or the District of Columbia and will assume payment of the principal of, and interest on, the Debt Securities and the performance and observance of the Indentures and (ii) immediately after the consolidation, merger, sale or conveyance, the surviving corporation or the corporation to which the sale or conveyance was made will not be in default under either Indenture (Section 12.01).

EVENTS OF DEFAULT

    The Senior Indenture defines, and the Subordinated Indenture will define, an Event of Default with respect to any series of Debt Securities as being any one of the following events: (i) default in the payment of any interest on any Debt Security of that series when due, continued for 30 days after written notice has been given by the Trustee to the Company or Unocal or by a holder to the Company and the Trustee, (ii) default in the payment of the principal of a Debt Security of that series when due, (iii) default in the deposit of any sinking fund payment when and as due by the terms of a Debt Security of such series, continued for 30 days after written notice has been given by the Trustee to the Company or Unocal or by a holder to the Company and the Trustee, (iv) default in any material respect in the performance in any other of the Company's or Unocal's material covenants in the applicable Indenture (other than a covenant included in such Indenture solely for the benefit of another series of Debt Securities), continued for 90 days after written notice has been given by the Trustee to the Company or Unocal or by holders of at least 25% in principal amount of the Outstanding Debt Securities of such series to the Company and the Trustee, (v) a default resulting in acceleration of any other indebtedness for borrowed money, in an aggregate principal amount exceeding $50,000,000, of the Company or Unocal under the terms of the instrument or instruments under which such indebtedness is issued or secured, unless such acceleration is annulled, or such indebtedness is discharged, or there is deposited in trust a sum of money sufficient to discharge such indebtedness, within 20 days after written notice has been given by the Trustee to the Company and Unocal or by holders of at least 25% in principal amount of the Outstanding Debt Securities of such series to the Company, Unocal and the Trustee, and (vi) certain events of bankruptcy, insolvency or reorganization (Section 7.01).

    No holder of any Debt Security of a series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such holder previously has given to the Trustee written notice of an Event of Default with respect to such series and unless the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding have made written request upon the Trustee, and have offered reasonable security or indemnity, to institute such proceeding as trustee under such Indenture, and the Trustee for 60 days shall have failed to institute such proceeding. However, the right of any holder of any Debt Security to institute suit for enforcement of any payment of principal of and interest on such Debt Security on or after the due date expressed in such Debt Security may not be impaired or affected without such holder's consent (Section 7.04).

    The holders of a majority in principal amount of Debt Securities of any series at the time outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series, provided that such holders have offered reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with any such direction and subject to certain other restrictions (Sections 7.06 and 8.02(d)).

    Unocal and the Company will be required to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to their respective compliance with all conditions and covenants under the Indentures (Sections 4.06 and 5.07).

MANDATORY PREPAYMENT

    The provisions of each of (i) the $1,000,000,000 Credit and Guarantee Agreement, dated as of October 10, 1997, among the Company and Unocal Canada Limited, as borrowers, Unocal, as guarantor, and a syndicate of banks, and (ii) the $250,000,000 Credit and Guarantee Agreement, dated as of December 15, 1993, as amended, among Unocal Thailand, Ltd.--Thailand Branch, as borrower, the Company and Unocal, as guarantors, and a syndicate of banks, provide for the termination of the loan commitments thereunder and require the prepayment of all outstanding loans and all other amounts owing thereunder in the event (a) any person or group becomes the beneficial owner of more than 30% of the then outstanding voting stock of Unocal, otherwise than in a transaction having the approval of the Board of Directors of Unocal, at least a majority of which are continuing directors, or (b) continuing directors shall cease to constitute at least a majority of the Board of Directors of Unocal. The Company or Unocal may include similar or different mandatory prepayment provisions in other borrowing instruments including, without limitation, Debt Securities issued in the future. There can be no assurance that the Company will have the funds available to prepay such amounts if required to do so under any of these mandatory prepayment provisions.

SUBORDINATION

    The indebtedness represented by the Subordinated Debt Securities and the Guarantees of Subordinated Debt Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Debt of the Company or Unocal, as the case may be, whether outstanding on the date of the Subordinated Indenture or thereafter incurred. "Senior Debt" is defined as (i) all indebtedness of the Company or Unocal, as the case may be, for borrowed money, (ii) all indebtedness for borrowed money of others guaranteed by the Company or Unocal and (iii) any obligation of the Company or Unocal under any interest rate or currency swap agreement, in each case whether outstanding on the date of the Indenture or incurred thereafter that is not by its terms subordinate and junior in right of payment to any other indebtedness of the Company or Unocal, as the case may be, and, in the case of the Company, includes all indebtedness at any time evidenced by Senior Debt Securities (Subordinated Indenture Section 16.09).

    In the event (i) of any liquidation, dissolution or other winding up of the Company or Unocal, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or other similar proceedings relative to the Company or Unocal or their respective property, all principal of and any interest due on all Senior Debt will be paid in full, or provided for, before any principal, sinking fund, if any, or interest payment is made on the Subordinated Debt Securities, in the case of the Company, or the Guarantees of Subordinated Debt Securities, in the case of Unocal, or (ii) that the Subordinated Debt Securities are declared due and payable because of the occurrence of an Event of Default (under circumstances such that the preceding clause (i) will not be applicable), the holders of the Subordinated Debt Securities will be entitled to payment only after all principal of and any interest due on the Senior Debt has been paid or has been provided for (Subordinated Indenture Section 16.01).

    By reason of such subordination, creditors of the Company who are holders of Senior Debt Securities may recover more, ratably, than holders of Subordinated Debt Securities.

CONVERSION AND EXCHANGE

    The terms, if any, on which Offered Debt Securities are convertible into or exchangeable for Unocal Preferred Stock or Unocal Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder or at the option of the Company.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    The Debt Securities may be issued in fully registered form without coupons, in a form registered as to principal only with or without bearer coupons ("Registered Securities") or in bearer form with or without coupons ("Bearer Securities") or any combination thereof. Debt Securities may also be issued in whole or in part, in the form of one or more temporary or permanent global securities (each a "Global Security"). Unless otherwise specified in the applicable Prospectus Supplement relating to the Offered Debt Securities, the Debt Securities will be only Registered Securities. The Debt Securities denominated in United States Dollars will be issued, unless otherwise set forth in the applicable Prospectus Supplement relating to the Offered Debt Securities, in denominations of $1,000 for Registered Securities and in denominations of $5,000 for Bearer Securities, and in any integral multiple of such denominations (Section 2.02). See, however, "Limitations on the Issuance of Bearer Securities" below. One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. The

Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denomination thereof.

    Registered Securities of any series (other than a Global Security, except as set forth below) will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the written request of the holder, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all mature coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. No Bearer Securities will be delivered in the United States. Bearer Securities with coupons appertaining thereto surrendered in exchange for Registered Securities between a Regular Record Date, or, in certain circumstances a Special Record Date, and the relevant date for payment of interest must be surrendered without the coupon relating to such date for payment of interest and such interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless otherwise stated in a Prospectus Supplement, Registered Securities will not be exchangeable into Bearer Securities. If a holder elects to receive a definitive Bearer Security, rather than hold an interest in a permanent global Bearer Security, then, at the option of the Company, such holder must pay to the Company a service charge and a proportionate share of the cost of printing such definitive Bearer Security (Section 2.05).

    Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and specified in the applicable Prospectus Supplement, upon payment of any required service charges and taxes and other governmental charges. The holders of the Debt Securities will be required to pay all service charges for the exchange or transfer of any Debt Security, except the Company shall pay for such service charges (i) for the transfer from a temporary global Debt Security to any other form of Debt Security, (ii) if the Debt Securities are listed on a stock exchange that requires the issuer to pay such charges as a condition to listing or (iii) if the applicable Prospectus Supplement otherwise specifies. Such transfer or exchange will be effected once the Security Registrar or such transfer agent, as the case may be, is satisfied with the document of title and identity of the person making the request. Bearer Securities will be transferable by delivery.

    The Company has appointed the Senior Trustee under the Senior Indenture, and will appoint the Subordinated Trustee under the Subordinated Indenture, as Security Registrar (Section 2.05). At the date of this Prospectus, the Corporate Trust Office of the Senior Trustee is located at 101 California Street, Suite 2725, San Francisco, California 94111. If the identity or address of the Senior Trustee changes, the corrected information will appear in the applicable Prospectus Supplement, as appropriate. The identity and address of the Subordinated Trustee will appear in the applicable Prospectus Supplement. If the applicable Prospectus Supplement specifies any transfer agents in addition to the Security Registrar with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 4.02).

    In the event of any redemption in part, the Company shall not be required to: (i) issue, register the transfer or exchange of Debt Securities of any series during a period beginning at the opening of 15 Business Days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) the day of mailing of the relevant notice of redemption, if Debt Securities of the series are issuable only as Registered Securities, (b) the day of the first publication of the relevant notice of redemption, if Debt Securities of the series are issuable only as Bearer Securities, or (c) the day of mailing of the relevant notice of redemption, if Debt Securities of the series are issuable as Registered Securities and Bearer Securities and there is no publication; (ii) register the transfer or exchange of any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or
(iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is simultaneously surrendered for redemption (Section 2.05).

PAYMENT AND PAYING AGENTS

    Payment of principal of, and any interest on, Registered Securities, unless otherwise specified in the applicable Prospectus Supplement, will be made at the office of the Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register (Section 2.11). Payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest (Section 2.09), except as otherwise specified in the applicable Prospectus Supplement.

    Payment of principal of, and any interest on, Bearer Securities will be payable in United States dollars, unless a different currency is designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time. Payment of interest on Bearer Securities with coupons appertaining thereto on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date, unless otherwise indicated in the applicable Prospectus Supplement (Sections 2.11 and 4.02). No payment with respect to any Bearer Security will be made at the Corporate Trust Office of the Trustee or any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained in the United States. Notwithstanding the foregoing, payments of principal of, and any interest on, Bearer Securities denominated and payable in United States Dollars will be made at the office of the Company's Paying Agent in New York City, if (but only if) payment of the full amount thereof in United States Dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions (Section 4.02).

    The Company has designated the New York City Corporate Trust Office of the Senior Trustee, and will designate the New York City Corporate Trust Office of the Subordinated Trustee, as the sole Paying Agent for payments with respect to Offered Debt Securities that are issuable as Registered Securities, and as the Paying Agent in New York City for payments with respect to Offered Debt Securities (subject to the limitations described above in the case of Bearer Securities) that are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Offered Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts. However, the Company will be required to maintain a Paying Agent in each Place of Payment for Debt Securities of each series that is issuable solely as Registered Securities, and the Company will be required to maintain for each series of Bearer Securities a Paying Agent
(i) in New York City for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), (ii) in a place of payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; and (iii) each place outside the United States required by any stock exchange on which Debt Securities of such series are listed (Section 4.02).

    All monies paid by the Company to a Paying Agent for the payment of principal of, and any interest on, any Debt Securities that remain unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to the Company and the holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Company or Unocal for payment thereof (Section 13.05).

GLOBAL SECURITIES

    The Offered Debt Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Sections 2.03 and 2.05).

    The specific terms of the depositary arrangement with respect to any Offered Debt Securities will be described in the applicable Prospectus Supplement. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("Participants"). The accounts to be credited shall be designated by the underwriters of such Debt Securities, by certain agents of the Company or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by Participants or by persons that hold through Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such ownership limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

    Subject to the restrictions discussed under "Limitations on the Issuance of Bearer Securities" below, principal and interest payments on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, Unocal, the Trustee for such Debt Securities, any paying agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal or interest in respect of a definitive Global Security, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company and Unocal will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, under certain circumstances and on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Unless otherwise specified by the Company, Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations of $1,000 and integral multiples thereof, if the Debt Securities of such series are issuable as Registered Securities, (b) as Bearer Securities in the denominations of $5,000, if the Debt Securities of such series are issuable as Bearer Securities, or (c) as either Registered or Bearer Securities in such denominations, if the Debt Securities of such series are issuable in either form (Section 2.05). See, however, "Limitations on the Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

MEETINGS, MODIFICATION AND WAIVER

    MODIFICATION OF INDENTURES. The Senior Indenture provides, and the Subordinated Indenture will provide, that the Company, Unocal and the Trustee thereunder may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's or Unocal's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in such Indenture or making other provisions; provided such action shall not adversely affect the interests of the holders of any series of Debt Securities in any material respect (Section 11.01). In addition, modifications and amendments of each Indenture may be made by the Company and Unocal and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities then outstanding of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security then outstanding that is affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on any Debt Security, (b) reduce the principal amount of or interest on any Debt Security, (c) change any obligation to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) change the Place of Payment or the currency or currency unit in which any Debt Security or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (g) reduce the percentage in principal amount of Debt Securities then outstanding of any series, the consent of whose holders is required for modification or amendment of the applicable Indenture or for any waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by an Indenture, (i) if the Debt Securities are convertible into any other security of the Company or Unocal, make any change that would materially adversely affect the right to convert such Debt Securities, or (j) modify any of the above provisions. If the Debt Securities of any series are issuable upon the exercise of Debt Warrants, then each holder of a Debt Warrant with respect to such series shall be treated as a holder of such Debt Securities in the amount issuable upon exercise of such Debt Warrant for purposes of voting under Section 11.02 of the Indenture (Sections 9.04 and 11.02).

    WAIVER OF DEFAULT. The holders of a majority in aggregate principal amount of the Debt Securities then outstanding of each series may, on behalf of the holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by Unocal with certain restrictive provisions of the applicable Indenture (Section 5.11). The holders of a majority in aggregate principal amount of the Debt Securities then outstanding of each series may, on behalf of all holders of Debt Securities of that series and any coupons appertaining thereto, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (a) in the payment of principal of or any interest on any Debt Security of such series and (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each Debt Security then outstanding of such series affected (Section 7.06).

    CALCULATING OUTSTANDING PRINCIPAL. The Senior Indenture provides, and the Subordinated Indenture will provide, that in determining whether the holders of the requisite principal amount of the Debt Securities that are outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of holders of Debt Securities for quorum purposes, (i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency unit will be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange for such foreign currency or currency unit as determined by the Company or an Exchange Rate Agent up to ten days before the date of the action by the holders (Section 9.04).

    MEETINGS AND VOTING. The Senior Indenture contains, and the Subordinated Indenture will contain, a provision for convening meetings of the holders of Debt Securities of a series, including Debt Securities issuable as Bearer Securities (Section 10.01). A meeting may be called at any time by the Trustee, and upon request, by the Company, Unocal or the holders of at least 25% in principal amount of the Debt Securities then outstanding of such series, in any such case upon notice given in accordance with "Notices" below (Sections 10.02 and 10.03). Except as described above under "Modifications of Indentures" and "Waiver of Default," a resolution presented at a meeting or reconvened meeting at which a quorum of the holders of Debt Securities then outstanding of the applicable series is present may be adopted by the affirmative vote of the lesser of (i) the holders of a majority in principal amount of the Debt Securities then outstanding of such series, or (ii) the holders of 66-2/3% in principal amount of the Debt Securities then outstanding of such series represented and voting at the meeting; provided, however, that if any consent, waiver, or other action which the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage, which is less than a majority of the principal amount of the Debt Securities then outstanding of a series, such action may be adopted at a meeting or reconvened meeting at which a quorum is present by the affirmative vote of the lesser of (a) the holders of such specified percentage in principal amount of the Debt Securities then outstanding of that series or (b) a majority in principal amount of Debt Securities then outstanding of such series represented and voting at the meeting. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and the related coupons whether or not present or represented at the meeting.

    The quorum at a meeting of the holders of a series of Debt Securities will be persons holding or representing a majority in principal amount of the Debt Securities then outstanding of a series, unless otherwise specified in a Prospectus Supplement (Section 10.08).

    The record date for purposes of determining the identity of holders entitled to vote regarding, or consent to, actions by the Trustee and certain waivers will be the later of (i) thirty (30) days prior to the first solicitation of such consent or (ii) the date of the most recent list of holders of securities furnished to the Trustee prior to such solicitation.

NOTICES

    Except as otherwise provided in the applicable Indenture, notices to holders of Bearer Securities will be given by publication at least once in a newspaper published on a Business Day in New York City and London and in such other city or cities as may be required with respect to such Bearer Securities and will be mailed to such persons whose names and addresses were previously filed with the Trustee under the applicable Indenture, within the time prescribed for the giving of such notice. Notices to holders of Registered Securities will be given by mail to the address of such holders as they appear in the Security Register (Section 1.04).

TITLE

    Title to any Bearer Securities (including Bearer Securities in permanent global bearer form) and any coupons appertaining thereto will pass by delivery. The Company, Unocal, the appropriate Trustee and any agent of the Company or such Trustee may treat the bearer of any Bearer Securities, the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all the other purposes (Section 2.07).

DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, the obligations of the Company and Unocal with respect to the payment of the principal of and interest on the Offered Debt Securities and their respective obligations under Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.08, 5.09, 5.11, 12.01
and 12.02 of the Indenture will be terminated if: (i) the Company irrevocably deposits or causes to be deposited with the appropriate Trustee, under the terms of an escrow trust agreement in form and substance satisfactory to the appropriate Trustee, as trust funds pledged as security for, and dedicated solely to, the benefit of the holders of the Offered Debt Securities, (a) money or (b) in the case of Offered Debt Securities and coupons denominated in United States Dollars, U.S. Government Obligations (as defined in Section 13.04), and in the case of Debt Securities and coupons denominated in a foreign currency, Foreign Government Securities (as defined in Section 13.04), which through the payment of interest thereon and principal thereof in accordance with their terms will provide money or (c) a combination of (a) and (b), in each case in an amount sufficient to pay in the currency or currency unit in which the Offered Debt Securities are payable all the principal of and interest on the Offered Debt Securities on the dates such payments are due in accordance with the terms of the Offered Debt Securities; and (ii) the Company furnishes to the appropriate Trustee a ruling by the Internal Revenue Service, in form and substance satisfactory to such Trustee, or an Opinion of Counsel, in form and substance satisfactory to the appropriate Trustee, to the effect, in either case, that the holders of such Offered Debt Securities (a) will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of the defeasance provisions of the Indenture and (b) will be subject to Federal income tax in the same amount, in the same manner and at the same time as would have been the case if the Company had not exercised its defeasance rights under the Indenture (Section 13.03).

THE TRUSTEES

    A Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed by the Company to act with respect to such series (Section 8.10). In the event that two or more Persons are acting as Trustee with respect to different series of Debt Securities under one of the Indentures, each such Trustee will be deemed to be a Trustee of a trust under the applicable Indenture, separate and apart from the trust administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee (Section 8.11).

    The Senior Trustee is Chase Manhattan Bank and Trust Company, National Association. The identity of the Subordinated Trustee has yet to be determined. The Chase Manhattan Bank, an affiliate of the Senior Trustee, is a lending bank under the $1,000,000,000 Credit and Guarantee Agreement, referred to above under "Mandatory Prepayment." ChaseMellon Shareholder Services, L.L.C., an affiliate of the Senior Trustee, is the transfer agent and registrar for the Unocal Common Stock and The Chase Manhattan Bank is the successor Rights Agent under the Rights Agreement, dated as of January 29, 1990, referred to below under "Description of the Common Stock--Rights to Purchase Series A Preferred Stock." ChaseMellon Shareholder Services, L.L.C. is also the administrator of the Unocal Dividend Reinvestment and Common Stock Purchase Plan. Unocal and the Company may in the future maintain other banking relationships with the Senior Trustee and The Chase Manhattan Bank in the ordinary course of business and may do the same with the Subordinated Trustee.

GOVERNING LAW

    The Indentures, the Debt Securities, the Guarantees, and the coupons will be governed by, and construed in accordance with, the laws of the State of New York (Section 15.05).

                       DESCRIPTION OF THE PREFERRED STOCK

    The following description of Unocal Preferred Stock sets forth certain general terms and provisions of the series of Unocal Preferred Stock to which any Prospectus Supplement may relate. The specific terms of an offered series of Unocal Preferred Stock will be described in the Prospectus Supplement relating to such series. If so indicated in the Prospectus Supplement relating thereto, the terms of any such series of Unocal Preferred Stock may differ from the terms set forth below. The description of Unocal Preferred Stock set forth below and the description of the terms of an offered series of Unocal Preferred Stock set forth in the Prospectus Supplement relating thereto do not purport to be complete and are qualified in their entirety by reference to Unocal's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Certificate of Designations relating to such offered series of Unocal Preferred Stock, which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the sale of such offered series.

    Under Unocal's Certificate of Incorporation, Unocal's Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 100,000,000 shares of preferred stock, $0.10 par value per share, in one or more series, with or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as the Board of Directors shall determine. As of the date of this Prospectus, Unocal has no outstanding shares of Preferred Stock. Unocal has reserved for issuance and designated 3,000,000 shares of preferred stock as Series A Junior Participating Cumulative Preferred Stock in connection with the Rights Plan described below under "Description of the Common Stock--Rights to Purchase Series A Preferred Stock."

GENERAL

    The applicable Prospectus Supplement will set forth the following specific terms regarding the series of Unocal Preferred Stock offered thereby: (i) the designation, number of shares and liquidation preference per share; (ii) the initial public offering price; (iii) the dividend rate or rates, if any, or the method of determining the dividend rate or rates; (iv) the index, if any, upon which the amount of dividends is to be determined; (v) the dates on which dividends will accrue and be payable and the designated record dates for determining the holders entitled to such dividends; (vi) any redemption or sinking fund provisions; (vii) any conversion or exchange provisions; (viii) any provisions for the issuance of global securities; (ix) the currency (which may be composite currency) in which liquidation preferences, redemption prices and dividends shall be payable, if other than United States dollars; (x) voting rights, if different from those described under "--Voting Rights"; and (xi) any additional terms, preferences or rights.

    The shares of Unocal Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

    The transfer agent, registrar, dividend disbursing agent, redemption agent and, if applicable, conversion agent for the offered series of Unocal Preferred Stock will be specified in the applicable Prospectus Supplement relating thereto.

DIVIDENDS

    The holders of the Unocal Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of Unocal, out of funds legally available therefor, cumulative or non-cumulative cash or other dividends at such rate or rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock register of Unocal on such record dates, not more than sixty (60) days nor less than ten
(10) days preceding the payment dates thereof, as will be fixed by the Board of Directors of Unocal. If the Board of Directors of Unocal fails to declare a dividend payable on a dividend payment date on any series of Unocal Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of such series of Noncumulative Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Unocal will have no obligation to pay a dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends payable on any series of Unocal Preferred Stock for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

REDEMPTION

    The offered series of Unocal Preferred Stock may be redeemable at the option of Unocal and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, on the date or dates and at the redemption price or prices set forth in the applicable Prospectus Supplement. If fewer than all shares of the offered series of Unocal Preferred Stock are to be redeemed, the shares to be redeemed will be selected by Unocal pro rata or by lot, by any other method determined by the Board of Directors to be equitable, or by any method set forth in the applicable Prospectus Supplement.

    If any dividends on shares of the offered series of Unocal Preferred Stock are in arrears, no shares of Unocal Common Stock or shares of capital stock ranking junior to or on parity with the offered series of Unocal Preferred Stock may be redeemed and no shares of such offered series of Unocal Preferred Stock may be redeemed unless all outstanding shares of such series are simultaneously redeemed, and Unocal may not purchase or otherwise acquire any shares of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of such series.

    Notice of redemption will be given by mailing the same to each record holder of the shares to be redeemed to the respective addresses of such holders as the same shall appear on Unocal's stock register. Each such notice will state: (i) the redemption date; (ii) the number of shares and series of Unocal Preferred Stock to be redeemed; (iii) the redemption price and the manner in which such redemption price is to be paid and delivered; (iv) the place or places where certificates for such shares of Unocal Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all shares of any series of Unocal Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares to be redeemed from such holder.

    If notice of redemption has been given, from and after the redemption date for the shares of the series of Unocal Preferred Stock called for redemption (unless default shall be made by Unocal in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the shares of Unocal Preferred Stock so called for redemption will cease to accrue, any right to convert the shares of Unocal Preferred Stock will terminate, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of Unocal (except the right to receive the redemption price, without interest) will cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the notice shall so state), the redemption price set forth above will be paid out of funds provided by Unocal. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder thereof.

LIQUIDATION PREFERENCE

    The applicable Prospectus Supplement will set forth the specific liquidation preference of the offered series of Unocal Preferred Stock.

    Unocal conducts substantially all of its operations through the Company. The right of Unocal, and hence the right of creditors and stockholders of Unocal, to participate in any distribution of assets of any subsidiary (including the Company) upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Unocal itself as a creditor of the subsidiary may be recognized.

CONVERSION AND EXCHANGE

    The terms, if any, on which shares of any offered series of Unocal Preferred Stock are convertible into or exchangeable for Unocal Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Unocal.

VOTING RIGHTS

    Except as indicated below or in the Prospectus Supplement relating to a particular offered series of Unocal Preferred Stock, or except as expressly required by applicable law, the holders of Unocal Preferred Stock will not be entitled to vote.

    On matters on which holders of such offered series and holders of any other series of Unocal Preferred Stock are entitled to vote as a single class, each full share of any series of Unocal Preferred Stock shall be entitled to one vote. Therefore, the voting power of such series will depend on the number of shares in such series, not the liquidation preference or initial offering price of the shares of such series of the Unocal Preferred Stock.

    If the equivalent of six quarterly dividends (whether or not consecutive) payable on any offered series of Unocal Preferred Stock or any other series of Unocal Preferred Stock are in default, the number of directors of Unocal will be increased by two and the holders of all outstanding shares of Unocal Preferred Stock and all other outstanding shares of preferred stock having similar voting rights, voting as a single class without regard to series and with no cumulative voting, to the exclusion of the holders of Unocal Common Stock, will be entitled to elect those two additional directors, who shall serve until all dividends in default have been paid or declared and set apart for payment.

                        DESCRIPTION OF THE COMMON STOCK

    Unocal's Board of Directors is authorized to issue a maximum of 750,000,000 shares of Unocal Common Stock, $1.00 par value per share, under Unocal's Certificate of Incorporation. As of June 30, 1998, 241,353,546 shares of Unocal Common Stock were outstanding, 10,622,778 shares were held by Unocal as treasury shares and 37,640,428 shares were reserved for issuance upon the conversion of the 6 1/4% Trust Convertible Preferred Securities of Unocal Capital Trust and in connection with Unocal's employee benefit plans, its Directors' Restricted Stock Plan and its Dividend Reinvestment and Common Stock Purchase Plan.

    The following summary of the rights of the Unocal Common Stock does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law and the Certificate of Incorporation.

    DIVIDEND RIGHTS: Subject to the prior rights, if any, of the holders of Unocal Preferred Stock, holders of Unocal Common Stock are entitled to receive such dividends as are declared by Unocal's Board of Directors out of funds legally available therefor.

    VOTING RIGHTS: Subject to the rights, if any, of the holders of Unocal Preferred Stock, all voting rights are vested in the holders of shares of Unocal Common Stock, each share being entitled to one vote on all matters presented for a vote (except for those matters for which a separate class vote is required under Delaware law). The holders of one-third of the shares entitled to vote constitute a quorum at any meeting of stockholders.

    LIQUIDATION RIGHTS: Subject to the rights, if any, of the holders of Unocal Preferred Stock, in the event of liquidation of Unocal, holders of Unocal Common Stock will share pro rata in all assets distributable to stockholders in respect of shares held by them.

    PREEMPTIVE RIGHTS: Holders of Unocal Common Stock are not entitled to any preemptive rights to subscribe for any additional securities that may be issued.

    NON-CUMULATIVE VOTING: Holders of shares of Unocal Common Stock have non-cumulative voting rights, which means that holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors standing for election if they choose to do so, and, in such event, the holders of the remaining less than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors of Unocal. Unocal's Board of Directors is divided into three classes, and directors are normally elected for three-year terms. One of the classes is presented for election at each annual meeting, so that the entire Board of Directors is never presented for election in any one year.

    ChaseMellon Shareholder Services, L.L.C., Los Angeles, California, is the transfer agent and registrar for the Unocal Common Stock. The Unocal Common Stock may also be presented for transfer at the office of ChaseMellon Shareholder Services, L.L.C., New York, New York.

RIGHTS TO PURCHASE SERIES A PREFERRED STOCK

    In January 1990, the Board of Directors of Unocal adopted a stockholder rights plan (the "Rights Plan") and declared a dividend of one right (a "Right"; collectively, the "Rights") for, and to be attached to, each outstanding share of Common Stock. The resolutions creating the Rights Plan provide that as long as the Rights are attached to shares of Common Stock, as provided in the "Rights Agreement" referred to below, one additional Right will be issued and delivered with each share of Common Stock that becomes outstanding after February 12, 1990. Each Right entitles the holder thereof to purchase one one-hundredth of a share of preferred stock designated as the Series A Junior Participating Cumulative Preferred Stock ("Series A Preferred Stock"). The Rights will expire on January 29, 2000, unless redeemed earlier, and will not be exercisable or transferable separately from the shares of Common Stock until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (a "15% Stockholder") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock or (ii) the date of the commencement or the announcement of an intention to make a tender or exchange offer that would cause any person or group to become a 15% Stockholder.

    Pursuant to the Rights Plan, 3,000,000 shares of Series A Preferred Stock have been designated and reserved for issuance upon exercise of the Rights. An additional number of shares of Series A Preferred Stock equal to one one-hundredth of the number of shares of Unocal Common Stock will be reserved for issuance in connection with an issuance of Preferred Stock or Unocal Common Stock, whether issued directly, upon exercise of Equity Warrants or upon conversion of Preferred Stock or Debt Securities.

    A description of the Rights and the Series A Preferred Stock is set forth in the Rights Agreement, dated January 29, 1990, between Unocal and The Chase Manhattan Bank (successor to Chemical Trust Company of California), as Rights Agent, which is included as exhibit to the Registration Statement of which this Prospectus is a part.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS OF UNOCAL

    The Certificate of Incorporation and Bylaws of Unocal contain certain provisions which may have the effect of rendering a change of control of Unocal more difficult. The Certificate of Incorporation provides that the Board of Directors is divided into three classes, with the directors serving three-year staggered terms. Special meetings of Unocal's stockholders generally may be called only by the Board of Directors, and any action required or permitted to be taken by the stockholders must be taken at an annual or special meeting and may not be effected by written consent. The vote of 75% of the outstanding stock of Unocal entitled to vote is required for the stockholders to adopt, amend or repeal bylaws. Such a 75% vote is also required for approval of a merger or consolidation of Unocal with, and certain other transactions with, another corporation which, with its affiliates, owns beneficially more than 10% of the total voting power of all outstanding shares of Unocal voting stock (a "Related Corporation"), unless such a transaction was approved by 75% of the directors of Unocal prior to the Related Corporation becoming such. The Certificate of Incorporation also require such a 75% vote to repeal or amend any of the foregoing provisions.

    The Bylaws of Unocal generally require 90 days' advance notice of, and specified information with respect to, nominations by stockholders of persons for election as directors and other business to be brought before a meeting by a stockholder.

    As set forth above under "Description of the Preferred Stock," the Board of Directors has the authority, without further stockholder action, to provide for the issuance of Unocal Preferred Stock and to fix the terms thereof. Provisions which could render a change of control of Unocal more difficult, such as extraordinary voting, dividend, redemption or conversion rights, could be included in such Unocal Preferred Stock.

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                          DESCRIPTION OF THE WARRANTS

    The following description sets forth certain general terms and provisions of the Debt Warrants and Equity Warrants to which a Prospectus Supplement may relate. The particular terms of any Debt Warrants and Equity Warrants offered will be described in the Prospectus Supplement relating to such Debt Warrants or Equity Warrants. The following summaries of certain provisions of the Debt Warrants and Equity Warrants and of one or more separate Warrant Agreements (each a "Warrant Agreement") between the Company and Unocal and one or more banking institutions or trust companies, as Warrant Agent (each a "Warrant Agent"), do not purport to be complete and are subject to and qualified in their entirety by reference to all provisions of the applicable Warrant Agreement. Forms of Warrant Agreements are filed as exhibits to the Registration Statement. Each Warrant Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

GENERAL

    Debt Warrants and Equity Warrants, evidenced by Warrant Certificates (the "Warrant Certificates"), may be issued under a Warrant Agreement independently or together with any Debt Securities, Unocal Preferred Stock or Unocal Common Stock and may be transferable with or separate from such Securities. If Debt Warrants to purchase Debt Securities are offered, the applicable Prospectus Supplement will describe the terms of the Debt Warrants, including the following: (i) the offering price, if any, including the currency, or currency unit in which such price will be payable; (ii) the designation, aggregate principal amount and terms of the Offered Debt Securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such Offered Debt Security; (iii) if applicable, the date on or after which the Debt Warrants and the related Offered Debt Securities will be separately transferable; (iv) the designation, aggregate principal amount and terms of Debt Securities purchasable upon exercise of one Debt Warrant and the price or prices at which, and the currency, or currency unit in which such principal amount of Debt Securities may be purchased upon exercise; (v) the date on which the right to exercise the Debt Warrants commences and the date on which such right expires; (vi) any United States Federal income tax consequences; (vii) whether the Debt Warrants represented by the Warrant Certificates will be issued in registered or bearer form or both; and (viii) any other material terms of the Debt Warrants. If Equity Warrants are offered, the applicable Prospectus Supplement will describe the terms of the Equity Warrants, including the following: (i) the offering price, if any, including the currency or currency unit in which such price will be payable; (ii) the designation of any series of Unocal Preferred Stock purchasable upon exercise of the Equity Warrants; (iii) the number of shares of Unocal Preferred Stock or Unocal Common Stock purchasable upon exercise of one Equity Warrant, and the price or prices at which, and the currency, or currency unit in which such shares may be purchased upon exercise; (iv) the date on which the right to exercise the Equity Warrants commences and the date on which such right expires; (v) any United States Federal income tax consequences; (vi) whether the Equity Warrants represented by the Warrant Certificate will be issued in registered or bearer form or both;
(vii) whether the Equity Warrants or the underlying Unocal Preferred Stock or Unocal Common Stock will be listed on any national securities exchange; and
(viii) any other material terms of the Equity Warrants. In addition, if any Debt Warrants or Equity Warrants are sold for any foreign currency or currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue will be specified in the applicable Prospectus Supplement.

    Warrant Certificates, if any, may be exchanged for new Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Warrant Agent, which will be listed in the applicable Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of Debt Securities (except to the extent that the consent of Warrantholders may be required for certain modifications of the terms of the Indenture under which the series of Offered Debt Securities issuable upon exercise of the Warrants are to be issued) or Unocal Preferred or Common stockholders and are not entitled to payments

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of principal and interest, if any, on Debt Securities or to dividends or other distributions made with respect to Unocal Preferred Stock or Unocal Common
Stock.

EXERCISE OF WARRANTS

    Warrants may be exercised by surrendering the Warrant Certificate, if any, at the corporate trust office or other designated office of the Warrant Agent, with (i) the form of election to purchase on the reverse side of the Warrant Certificate, if any, properly completed and executed, and (ii) payment in full of the exercise price, as set forth in the applicable Prospectus Supplement. Upon exercise of Warrants, the Warrant Agent will, as soon as practicable, deliver the Debt Securities, Unocal Preferred Stock or Unocal Common Stock issuable upon the exercise of the Warrants in authorized denominations in accordance with the instructions of the exercising Warrantholder and at the sole cost and risk of such holder. If less than all of the Warrants evidenced by the Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of unexercised Warrants, if sufficient time exists prior to the expiration date.

                LIMITATIONS ON THE ISSUANCE OF BEARER SECURITIES

    In compliance with United States Federal tax laws and regulations, Bearer Securities may not, in general, be offered or sold during the Restricted Period (as defined below) to a person within the United States or to, or for the account or benefit of, a United States person. However, offers or sales can be made to (i) the United States office of international organizations (as defined in Section 7701(a)(18) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder), (ii) the United States office of foreign central banks (as defined in Section 895 of the Code and the regulations thereunder) and (iii) foreign branches of United States financial institutions which are purchasing for their own account or for resale, and which have agreed to comply with the reporting requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder. In addition, sales can be made to a United States person acquiring a Bearer Security through a financial institution described in clause (iii) of the preceding sentence if certain certification requirements and other conditions are satisfied. Definitive Bearer Securities will not be delivered within the United States, or in any event unless the beneficial owner of the Securities has complied with the certification requirements to be described in the relevant Prospectus Supplement.

    Each underwriter, dealer and agent (or other "distributor" within the meaning of the regulations under Section 163 of the Code) participating in the distribution of any Bearer Securities will agree that (i) it will not offer, sell or deliver Bearer Debt Securities within the United States or to, or for the account or benefit of, United States persons (other than qualifying financial institutions) (a) until 40 days after the closing date or (b) at any time if the obligation is held as part of an unsold allotment or subscription (the "Restricted Period"), and (ii) it has in effect procedures reasonably designed to ensure that its employees and agents who are directly engaged in selling the Bearer Securities are aware of the restrictions described in clause
(i) of this sentence. Bearer Securities will bear a legend on their face and on any interest coupons that may be detached therefrom or, if the obligation is evidenced by a book entry, a legend will appear in the book of record in which the book entry is made substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The Code Sections referred to in such legend provide that a United States person who holds a Bearer Security will not be allowed to deduct any loss realized on the sale, exchange or redemption of such Bearer Security and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption will be treated as ordinary income. If the Company or Unocal issue Warrants in bearer form, they will specify in the applicable Prospectus Supplement what, if any, restrictions or certification requirements will be applicable to the issuance and delivery of such bearer Warrants.

    As used herein, "United States person" means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States Federal income taxation regardless of its source, a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all decisions of the trust or certain electing trusts that were existing on August 19, 1996 and treated as domestic trusts on such date and "United States" means the United States of America (including the States and the District of Columbia) and its possessions, which include, as of the date hereof, Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island, and Northern Mariana Islands.

                              PLAN OF DISTRIBUTION

    The Company and Unocal may offer and sell the Securities in any of three ways: (i) directly to investors; (ii) to investors through agents; or (iii) through underwriters or dealers. The Company may also exchange Securities for outstanding indebtedness of the Company or Unocal, or both. The applicable Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, the purchase price of the Securities and the proceeds to the Company or Unocal, as the case may be, from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

    If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by one or more underwriters. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Except for Unocal Common Stock, each issue of Securities sold will be a new issue of securities with no established trading market. Any underwriters or agents with respect to an issue of Securities may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of any Securities in the secondary market.

    If the Securities are issued in exchange for outstanding securities of the Company or Unocal, the applicable Prospectus Supplement will set forth the terms of the exchange, the identity of and the terms of sale of the Securities by the selling security holders.

    Securities may be sold directly by the Company or Unocal or through agents designated by the Company or Unocal from time to time. Any agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or Unocal to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the applicable Prospectus Supplement, the Company or Unocal will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement and the applicable Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Agents, selling security holders and underwriters may be entitled under agreements entered into with the Company and Unocal to indemnification by the Company and Unocal against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents, selling security holders or underwriters may be required to make in respect thereof. Agents, selling security holders and underwriters may be customers of, engage in transactions with, or perform services for the Company or Unocal in the ordinary course of business.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Unocal and its subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in Unocal's Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, which report is incorporated by reference herein, and on the authority of that firm as experts in accounting and auditing. Such report includes an explanatory paragraph with respect to a change in the method of accounting for the impairment of long-lived assets and long-lived assets disposed of in 1995.

                                 LEGAL MATTERS

    Legal matters in connection with the issuance and sale of the Securities offered hereby will be passed upon for the Company and Unocal by Dennis P. R. Codon, Esq., Vice President, Chief Legal Officer and General Counsel of the Company and Unocal, and for any underwriters, selling security holders or agents by Gibson, Dunn & Crutcher LLP, San Francisco, California. As of August 31, 1998, Mr. Codon owned beneficially 23,245 shares of Unocal Common Stock, which included 10,470 restricted shares that vest in 1999 through 2003. He also held options to purchase 57,088 shares of Unocal Common Stock at prices ranging from $26.375 to $38.8125, with expiration dates ranging from 2003 to 2008. In addition, Mr. Codon held 15,800 performance share units awarded to him in 1995 through 1998.

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